Exhibit 10.33

FORMATION AND EXCHANGE AGREEMENT

FORMATION AND EXCHANGE AGREEMENT

BY AND AMONG

WILLIAMS FIELD SERVICES GROUP, LLC,

WILLIAMS LAUREL MOUNTAIN, LLC

ATLAS PIPELINE PARTNERS, L.P.

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

and

APL LAUREL MOUNTAIN, LLC

March 31, 2009

(continued)

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(continued)

-ii-

(continued)

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(continued)

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Exhibits

Exhibit A	Form of Plan of Merger
Exhibit B	Form of WFSG Sub Note
Exhibit C	Form of Legacy System Gathering Agreement
Exhibit D	Form of Expansion System Gathering Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Initial Newco LLC Agreement
Exhibit G	Form of Newco Certificate of Formation
Exhibit H	Form of Merger Sub LLC Agreement
Exhibit I	Form of Merger Sub Certificate of Formation
Exhibit J	Form of DE Certificate of Merger
Exhibit K	Form of PA Certificate of Merger
Exhibit L	Form of APL Ohio Contribution Agreement
Exhibit M	Form of Note Guaranty Agreement
Exhibit N	Form of LLC Agreement
Exhibit O	Form of Assignment of Membership Interest
Exhibit P	Form of ATN Asset Purchase Agreement

Schedules

Schedule 1.1(a)	Affiliates
Schedule 1.1(b)	Knowledge of APL Parties
Schedule 1.1(c)	Knowledge of WFSG Parties
Schedule 1.1(d)	Counties in which Memoranda of Agreement are to be filed
Schedule 1.1(e)	Permitted Liens
Schedule 4.1(c)	Foreign Qualifications
Schedule 4.5(a)	Conflicts
Schedule 4.5(b)	Consents
Schedule 4.6(a)	Appalachian System
Schedule 4.6(b)	Owned Real Property
Schedule 4.6(c)	Leased Real Property
Schedule 4.6(d)	Easements
Schedule 4.6(e)	Vehicles, Equipment and Personal Property
Schedule 4.6(f)	ATN Assets
Schedule 4.7	Adverse Changes since December 31, 2008
Schedule 4.9	Environmental Matters
Schedule 4.10	Sufficiency of Assets
Schedule 4.11(a)	Required Permits
Schedule 4.12(a)	Material Contracts
Schedule 4.12(c)	Exceptions to Material Contracts
Schedule 4.13	Litigation
Schedule 4.14(b)	Other Employees
Schedule 4.14(c)	Subject Employees

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Schedule 4.14(e)	Employee Plans
Schedule 4.15	Insurance Policies
Schedule 4.16	Intellectual Properties
Schedule 4.17	Bonds or Financial Requirements
Schedule 4.18(c)	Accounts
Schedule 4.21	APL Parties’ Brokerage Agreements
Schedule 4.23(a)	Unaudited Statement of Assets and Liabilities
Schedule 5.8	WFSG Parties’ Brokerage Agreements
Schedule 6.1(b)	Permitted Actions
Schedule 6.9	Certain Growth Capital Expenditures
Schedule 6.10	Required Permits and Material Contracts (Not Held by the Subject Entities)

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FORMATION AND EXCHANGE AGREEMENT

This Formation and Exchange Agreement (the “Agreement”) is made and entered into as of March 31, 2009, by and between Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG”), Williams Laurel Mountain, LLC, a Delaware limited liability company (“WFSG Sub,” and with WFSG, the “WFSG Parties”), Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”), Atlas Pipeline Operating Partnership, L.P., a Delaware limited partnership (“APL Operating”) and APL Laurel Mountain, LLC, a Delaware limited liability company (“APL Sub,” and with APL and APL Operating, the “APL Parties”).

WITNESSETH:

WHEREAS, APL Operating owns 100% of the limited liability company membership interest of each of Atlas Pipeline New York, LLC, a Pennsylvania limited liability company (“APL New York”), Atlas Pipeline Ohio, LLC, a Pennsylvania limited liability company (“APL Ohio”), and Atlas Pipeline Pennsylvania, LLC, a Pennsylvania limited liability company (“APL Pennsylvania”); and APL Pennsylvania owns 100% of the limited liability company membership interests of Atlas Pipeline McKean, LLC, a Pennsylvania limited liability company (“APL McKean,” and collectively with APL New York, APL Ohio and APL Pennsylvania, the “Subject Entities”);

WHEREAS, the Subject Entities and Atlas America, LLC, a Pennsylvania limited liability company (“Atlas LLC”), collectively own the assets used or held for use in the conduct of the Appalachian Business;

WHEREAS, WFSG is in the business of owning and operating midstream natural gas assets;

WHEREAS, WFSG and APL desire to form a joint venture to acquire and own the Subject Entities and conduct the Appalachian Business;

WHEREAS, on the Closing Date, the following transactions will occur in sequential order:

(i)           prior to the Closing, WFSG will cause WFSG Sub to form Laurel Mountain Midstream, LLC, a Delaware limited liability company (“Newco”), as a wholly-owned subsidiary of WFSG Sub; and immediately thereafter,

(ii)           prior to the Closing, APL Operating will cause APL Sub to form Laurel Mountain Midstream Operating LLC, a Delaware limited liability company (“Merger Sub”), as a wholly-owned subsidiary of APL Sub; and immediately thereafter,

(iii)           prior to the Closing, APL Operating, APL Pennsylvania and APL Sub will cause each of APL New York, APL Pennsylvania and APL McKean (the “Merged Subject Entities”)  to merge with and into Merger Sub, pursuant to, and subject to the terms and conditions of, that certain Agreement and Plan of Merger and Reorganization, the form of which is attached hereto as Exhibit A (the “Plan of Merger”), and as a result of such merger (the “Merger”), all of the rights, privileges, powers and franchises the Merged Subject Entities, as well as all of the debts, liabilities and obligations of the Merged Subject Entities, will be vested by operation of Law in the Surviving Company (as defined herein);

(iv)           prior to the Closing, APL Operating will contribute its 100% limited liability company membership interest in APL Ohio (the “APL Ohio Interest”) to APL Sub;

(v)           prior to the Closing, WFSG will cause WFSG Sub to contribute $102 million in cash to Newco and issue to Newco a three-year note from WFSG Sub with a principal amount of $25.5 million, which note will be in the form attached hereto as Exhibit B (the “WFSG Sub Note”);

(vi)           prior to the Closing, WFSG and WFSG Sub will cause Newco to purchase from Atlas LLC certain assets described in the ATN Asset Purchase Agreement that are used, held for use or intended to be used in the Appalachian Business (the “ATN Assets”); and immediately thereafter;

(vii)           at the Closing, APL Sub will exchange 100% of the limited liability company membership interests in the Surviving Company (the “Surviving Company Interest”) and the APL Ohio Interest  (collectively, with the Surviving Company Interest, the “Exchanged Interests”) with Newco for $87.795 million in cash and the issuance of a 49% limited liability company membership interest in Newco and the Preferred Distribution Rights (such limited liability company membership interest collectively with the Preferred Distribution Rights, the “Subject Interest”);

WHEREAS, concurrently with the Closing, WFSG Sub will contribute $2.295 million in cash to Newco as a capital contribution, while APL Sub has agreed to reduce the amount of cash otherwise payable to it by $2.205 million and instead allow such money to remain in Newco, resulting in a collective provision of $4.5 million of capital to Newco as initial working capital;

WHEREAS, following the Closing of the transactions contemplated under this Agreement, WFSG Sub will own a 51% limited liability company membership interest in Newco, and APL Sub will own a 49% limited liability company membership interest in Newco;

WHEREAS, on the Closing Date, Newco, APL, APL Operating, Atlas LLC, Resource Energy, LLC, a Delaware limited liability company (“Resource Energy”), Viking Resources, LLC, a Pennsylvania limited liability company (“Viking Resources”), Atlas Energy Resources, LLC, a Delaware limited liability company (“ATN”), Atlas Energy Operating Company, LLC, a Delaware limited liability company (“ATN Operating”), and Atlas Noble, LLC, a Delaware limited liability company (“Atlas Noble”) will enter into the Legacy System Gathering Agreement in the form attached hereto as Exhibit C (the “Legacy System Gathering Agreement”) and the Expansion System Gathering Agreement in the form attached hereto as Exhibit D (the “Expansion System Gathering Agreement,” and with the Legacy System Gathering Agreement, the “Master Gathering Agreements”);

WHEREAS, on the Closing Date, Atlas America, Inc., a Delaware corporation (“Atlas America”), Newco will enter into a Transition Services Agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”) pursuant to which Atlas America will provide certain services necessary to operate, manage, maintain and report the operating results of the Appalachian Assets and the Appalachian Business; and

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Arbitrator” has the meaning ascribed to such term in Section 2.8(b).

“Adjustment Period” means the period from (and including) April 1, 2009 to (but not including) the Closing Date.

“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person.  As of the date of this Agreement, the respective Affiliates of the parties hereto include those identified on Schedule 1.1(a).

“Aggregate Title Cap” has the meaning ascribed to such term in Section 11.6.

“Aggregate Title Deductible” has the meaning ascribed to such term in Section 11.6.

“Aggregate Title Defect Threshold” has the meaning ascribed to such term in Section 11.6.

“Agreement” has the meaning ascribed to such term in the preamble.

“APL” has the meaning ascribed to such term in the preamble.

“APL Board” means the board of directors of the APL General Partner.

“APL Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

 “APL Conflicts Committee” means the conflicts committee of the APL Board.

“APL Credit Facility” means the Revolving Credit and Term Loan Agreement and the Loan Documents (as defined therein), by and among, APL, APL Operating, the Subject Entities and Wachovia Bank, National Association, and the lenders named therein, dated as of July 27, 2007.

“APL Fundamental Representations” has the meaning ascribed to such term in Section 10.4.

“APL General Partner” means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL and APL Operating.

“APL Indemnified Parties” has the meaning ascribed to such term in Section 10.2.

“APL Material Adverse Effect” means any effect or change that is materially adverse to (a) the business, assets, liabilities, properties, financial condition or results of operations of the Subject Entities, taken as a whole, (b) the Appalachian Business or the Appalachian Assets, taken as a whole, or (c) the ability of any of the APL Parties to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (d) the ability of any member of the Appalachia Group to perform its obligations under any Transaction Document to which it is a party; provided, however, that an APL Material Adverse Effect shall not include any such adverse effect or change arising from or relating to (i) changes in state of the natural gas gathering industry generally (including any change in the price of natural gas, natural gas liquids or other hydrocarbons), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes in GAAP or in applicable Law, (v) the taking of any action expressly consented to by the WFSG Parties pursuant to Section 6.1(b), (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of  the transactions contemplated hereby and thereby, unless the execution, delivery and performance of this Agreement or the Transaction Documents would otherwise result in a breach of any Material Contract; provided, further, that in the case of clauses (i), (ii) and (iii) the impact of such change is not materially disproportionate to the impact on similarly situated parties, including parties engaged in the gathering of natural gas anywhere within the United States.

“APL McKean” has the meaning ascribed to such term in the recitals.

“APL New York” has the meaning ascribed to such term in the recitals.

“APL Ohio” has the meaning ascribed to such term in the recitals.

“APL Ohio Contribution Agreement” has the meaning ascribed to such term in Section 2.2(c).

“APL Ohio Interest” has the meaning ascribed to such term in the recitals.

“APL Operating” has the meaning ascribed to such term in the preamble.

“APL Parties” has the meaning ascribed to such term in the preamble.

“APL Pennsylvania” has the meaning ascribed to such term in the recitals.

“APL Sub” has the meaning ascribed to such term in the preamble.

“Appalachian Assets” means (i) all of the assets and properties owned, used or held for use by any of the Subject Entities, including all those assets and properties listed on Schedules 4.6(b) through (e) and (ii) the ATN Assets. For the avoidance of doubt, the Appalachian Assets do not include any assets permitted to be owned, developed or operated by a shipper pursuant to the terms of a gathering services agreement to which any of the Subject Entities is a party.

“Appalachian Business” means the natural gas gathering and transportation business and the natural gas liquids extraction business conducted utilizing the Appalachian System by APL and its Affiliates in western New York, eastern Ohio, western Pennsylvania and northern West Virginia.  For the avoidance of doubt, the Appalachian Business does not include (i) the business of exploring or producing oil, gas or other hydrocarbons or (ii) the natural gas gathering business or natural gas liquids extraction business conducted by APL and its Affiliates outside of western New York, eastern Ohio, western Pennsylvania and northern West Virginia.

“Appalachian Group” means, collectively, the APL Parties, the Subject Entities and, at the Closing, the Merger Sub.

“Appalachian Real Property” means (i) the real property owned by the Subject Entities, and, in the case of the ATN Assets, the real property to be owned by Newco at the Closing, (ii) the leases and subleases under which any of the Subject Entities is lessee and, in the case of the ATN Assets, the leases and subleases under which Newco will be lessee at the Closing and (iii) the Easements used or held for use by the Subject Entities and, in the case of the ATN Assets, the Easements will be used or held for use by Newco at the Closing.

“Appalachian System” has the meaning ascribed to such term in Section 4.6(a).

“Atlas America” has the meaning ascribed to such term in the recitals.

“Atlas LLC” has the meaning ascribed to such term in the recitals.

“Atlas Marks” has the meaning ascribed to such term in Section 6.12(a).

“Atlas Noble” has the meaning ascribed to such term in the recitals.

“ATN” has the meaning ascribed to such term in the recitals.

“ATN Asset Purchase Agreement” means the Asset Purchase Agreement, to be dated as of the Closing Date, by and between Newco and Atlas LLC, in substantially the form attached hereto as Exhibit P.

“ATN Assets” has the meaning ascribed to such term in the recitals.

“ATN Board” means the board of directors of ATN.

“ATN Conflicts Committee” means the conflicts committee of the ATN Board.

“ATN Operating” has the meaning ascribed to such term in the recitals.

“Audited Liabilities” has the meaning ascribed to such term in Section 2.7(b).

“Audited Statement of Assets and Liabilities” has the meaning ascribed to such term in Section 6.7.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York and not a Saturday, a Sunday or a day observed as a holiday in New York, New York under the applicable Law of the State of New York or the United States of America.

“Capital Account” has the meaning ascribed to such term in the LLC Agreement.

“Cash Purchase Price” has the meaning ascribed to such term in Section 2.7(a).

“Ceiling Amount” has the meaning ascribed to such term in Section 10.9(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Closing” has the meaning ascribed to such term in Section 3.1.

“Closing Date” has the meaning ascribed to such term in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.2(b).

“Contract” means any agreement, contract, lease, sublease, indenture, mortgage, license, concession, commitment, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“control” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“CPR” has the meaning ascribed to such term in Section 11.7.

“Cure Period” has the meaning ascribed to such term in Section 11.2.

“DE Certificate of Merger” has the meaning ascribed to such term in Section 2.2(b).

“Deductible Amount” has the meaning ascribed to such term in Section 10.9(a).

“Defensible Title” shall mean such title that, subject to Permitted Liens (except as qualified in the definition of Title Defect):

(i)           with respect to the real property owned by the Subject Entities and, in the case of the ATN Assets, the real property to be owned by Newco at the Closing, is good title, free and clear of any Liens;

(ii)           with respect to the leases and subleases under which any of the Subject Entities is lessee and, in the case of the ATN Assets, the leases and subleases under which Newco will be lessee at the Closing is valid and subsisting, in full force and effect, and free and clear of all Liens; or

(iii)           with respect to the Easements used or held for use by the Subject Entities  and in the case of the ATN Assets, the Easements that will be used or held for use by Newco at the Closing, is defensible, and free and clear of all Liens.

“Delaware Act” means the Limited Liability Company Act of the State of Delaware, as amended.

“Derivative Transaction” means any futures, derivative, swap, collar, put, call, cap, warrant, option or other Contract that is intended to benefit from, relate to, or reduce or eliminate the risk of increases or decreases in interest rates, basis risk, or the price of commodities (including hydrocarbons), currencies, indexes, equity securities, bonds or loans, or any other similar transaction, to which a party or such party’s assets is bound.

“Direct Costs” means the direct transportation and compression expenses (including direct payroll and benefits costs of the Subject Employees, consistent with current levels), of the Subject Entities, on a consolidated basis, for the Adjustment Period.  For the avoidance of doubt, the Direct Costs shall not include (A) allocations of any general and administrative costs and expenses or other overhead allocations and (B) non-cash expenses, such as depreciation.

“Easements” means any easements, rights of way, surface use agreements, servitudes, other real property rights and similar instruments with respect to the use or occupation of real property.

“Effective Time” has the meaning ascribed to such term in Section 2.2(b).

“Employee Plans” has the meaning ascribed to such term in Section 4.14(a).

“Environmental Laws” means, without limitation, any federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or regulated substances, wastes, or materials, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment including, but in no way limited to, the following laws, in effect as of the Closing Date or at any previous time, as in place or amended:  (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, publications, or decrees promulgated or issued with respect to the foregoing by Governmental Authorities with appropriate jurisdiction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchanged Interests” has the meaning ascribed to such term in the recitals.

“Excluded Assets” has the meaning ascribed to such term in Section 6.13.

“Excluded Liabilities” has the meaning ascribed to such term in Section 6.13.

“Expansion System Gathering Agreement” has the meaning ascribed to such term in the recitals.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, (i) with respect to a limited partnership, its certificate of limited partnership and its limited partnership agreement, or equivalent governing documents, and (ii) with respect to a limited liability company, its certificate of formation and its operating agreement, or equivalent governing documents.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission, FERC, or any comparable authority), (d) any non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, or (e) any arbitrator with authority to bind a party at law.

“Hazardous Materials” means any pollutant, contaminant, waste, or chemical, or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics and regulated under any Environmental Law and any substance, whether solid, liquid, or gaseous:  (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Hired Employees” shall have the meaning ascribed to such term in Section 6.11(a).

“HSR Act” shall have the meaning ascribed to such term in Section 4.5(b).

“Indemnified Party” means an APL Indemnified Party or a WFSG Indemnified Party.

“Indemnifying Party” has the meaning ascribed to such in term in Section 10.5.

“Indemnity Claim” has the meaning ascribed to such term in Section 10.5.

“Individual Title Defect Threshold” has the meaning ascribed to such term in Section 11.6.

“Initial Newco LLC Agreement” has the meaning ascribed to such term in Section 2.1(a).

“Insurance Policies” has the meaning ascribed to such term in Section 4.15.

“Intellectual Property” means all intellectual property rights, statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Knowledge” means, (a) with respect to the APL Parties, the actual knowledge after reasonable inquiry of each person listed on Schedule 1.1(b), and (b) with respect to the WFSG Parties, the actual knowledge after reasonable inquiry of each person listed on Schedule 1.1(c).

“Law” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Authority, including the common or civil law of any Governmental Authority.

“Legacy System Gathering Agreement” has the meaning ascribed to such term in the recitals.

“Liabilities” means liabilities and obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance in respect of such property or asset.

“LLC Agreement” has the meaning ascribed to such term in Section 2.9.

“Master Gathering Agreements” has the meaning ascribed to such term in the recitals.

“Material Contract” has the meaning ascribed to such term in Section 4.12(a).

“Memoranda of Agreement” means the memoranda of agreement relating to the Master Gathering Agreements entered into by and among APL, APL Operating, Atlas LLC, ATN, ATN Operating, Resource Energy, Viking Resources, Atlas Noble and Newco to be filed in each of the counties in the Commonwealth of Pennsylvania listed on Schedule 1.1(d).

“Merged Subject Entities” has the meaning ascribed to such term in the recitals.

“Merger” has the meaning ascribed to such term in the recitals.

“Merger Sub” has the meaning ascribed to such term in the recitals.

“Merger Sub Certificate of Formation” has the meaning ascribed to such term in Section 2.1(b).

“Merger Sub LLC Agreement” has the meaning ascribed to such term in Section 2.1(b).

“Month” means, for purposes of Section 2.8, a calendar month, so that a period of less than a full calendar month shall be represented by a fraction, the numerator of which is the number of days in such period and the denominator of which is the number of days in such calendar month.

“Natural Gas Act” means the Natural Gas Act of 1938, as amended.

“Natural Gas Policy Act” means the Natural Gas Policy Act of 1978, as amended.

“Net Accumulated Cash Flow” means, for the Adjustment Period, an amount (whether positive or negative) equal to the remainder of (A) the Net Revenues of the Subject Entities minus (B) the sum of (x) the Direct Costs of the Subject Entities, (y) Permitted Capital Expenditures of the Subject Entities, and (z) the Pro-Rata Allocation.

“Net Revenues” means the revenues of the Subject Entities, on a consolidated basis, for the Adjustment Period less related product costs.

“Newco” has the meaning ascribed to such term in the recitals.

“Newco Certificate of Formation” has the meaning ascribed to such term in Section 2.1(a).

“Note Guaranty Agreement” has the meaning ascribed to such term in Section 2.3.

“Notice” has the meaning ascribed to such term in Section 12.2.

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.8(b).

“PA Certificate of Merger” has the meaning ascribed to such term in Section 2.2(b).

“Parties” means the parties to this agreement, the APL Parties and the WFSG Parties, collectively, and “Party” refers to any of them, individually; provided, where appropriate, Party refers to the APL Parties (collectively), on the one hand, and the WFSG Parties (collectively), on the other hand.

“Pennsylvania Code” means the Pennsylvania Consolidated Statutes, as amended.

“Permits” means all permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, consents, concessions, warrants, franchises and similar rights and privileges granted by a Governmental Authority.

“Permitted Capital Expenditures” means the lesser of (A) the actual capital expenditures of the Subject Entities, on a consolidated basis, for the Adjustment Period or (B) $3.74 million times the number of Months in the Adjustment Period.

“Permitted Liens” means:  (i) any mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, arising in the ordinary course of business which accounts secured thereby are not past due or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and that do not materially detract from the value of or materially interfere with the conduct of the Appalachian Business as currently conducted; (ii) any Liens arising under original purchase price conditional sales contracts and equipment leases with other Persons entered into in the ordinary course of business; (iii) any title defects or Liens that, individually or in the aggregate, do not or would not materially detract from the value, use or occupancy of the Appalachian Assets, taken as a whole, or materially interfere with the conduct of the Appalachian Business as currently conducted, except in each case for Liens securing the payment of indebtedness; (iv) any Liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established; (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Appalachian Business in the ordinary course of such business; (vi) current zoning and subdivision Laws applicable to the Appalachian Assets; (vii) any covenants, conditions, restrictions or Liens contained in or otherwise created by the conveyance document filed of record creating any interest in the Appalachian Real Property; provided, that the Subject Entity that is bound by such covenant, condition, restriction or Lien, or with respect to the Appalachian Real Property that constitutes ATN Assets, ATN, or at the Closing, the Surviving Company or Newco, is not in violation or breach of such covenant, condition, restriction or Lien; (viii) the express terms and conditions of any Material Contract; (ix) any Lien that will be released on or prior to Closing; and (ix) any Lien listed on Schedule 1.1(e).

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Personal Property” has the meaning ascribed to such term in Section 4.6(e).

“Plan of Merger” has the meaning ascribed to such term in the recitals.

“Post-Closing Adjustment Statement” has the meaning ascribed to such term in Section 2.8(a).

“Preferred Distribution Rights” has the meaning ascribed to such term in the LLC Agreement.

“Prime Rate” means, as of a particular date, the prime rate reported for such date in the Money Rates section of the Eastern Edition of The Wall Street Journal or, if such rate is not available, a comparable interest rate index that is readily available and verifiable, but is beyond the control of any party bound by the provisions of this Agreement.

“Pro-Rata Allocation” means $133,000 per month, pro-rated on a daily basis for each day of the Adjustment Period.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any bankruptcy, civil, criminal, administrative, environmental, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Records” has the meaning ascribed to such term in Section 4.18(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Required Permits” has the meaning ascribed to such term in Section 4.11(a).

“Resolution Period” has the meaning ascribed to such term in Section 2.8(b).

“Resource Energy” has the meaning ascribed to such term in the recitals.

“Review Period” has the meaning ascribed to such term in Section 2.8(b).

“SCADA” means supervisory control and data acquisition.

“Schedules” means the Schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” has the meaning ascribed to such term in Section 4.20.

“Subject Employees” has the meaning ascribed to such term in Section 4.14(c).

“Subject Entities” has the meaning ascribed to such term in the recitals.

“Subject Interest” has the meaning ascribed to such term in the recitals.

“Submission Deadline Date” has the meaning ascribed to such term in Section 2.8(b).

“Surviving Company” has the meaning ascribed to such term in Section 2.2(a).

“Surviving Company Interest” has the meaning ascribed to such term in the recitals.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sale, use, transfer, registration, value added, escheat, unclaimed property, alternative or add on minimum, estimated or other tax of any kind whatsoever, (ii) any interest, penalty, fine, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), whether disputed or not, and (iii) any liability in respect of any item described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 or otherwise.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Losses” has the meaning ascribed to such term in Section 8.1(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to other Persons.

“Termination Date” has the meaning ascribed to such term in Section 9.1(b).

“Title Arbitrator” has the meaning ascribed to such term in Section 11.7.

“Title Claim Date” has the meaning ascribed to such term in Section 11.1.

“Title Defect” means any Lien, defect, or other matter that causes the Subject Entities, or in the case of the ATN Assets, Newco, not to have Defensible Title (provided, for purposes of this definition, the term Defensible Title shall not be qualified by clause (iii) of the definition of the term Permitted Liens) in and to the Appalachian Real Property as of the Closing Date; provided that the following shall not be considered Title Defects:

(a)           defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the WFSG Parties provide affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Appalachian Real Property;

(b)           defects arising out of lack of corporate or other entity authorization unless  the WFSG Parties provide affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Appalachian Real Property;

(c)           defects that are factually shown to be legally cured by applicable Laws of limitations or prescription;

(d)           any Lien, defect or other matter affecting title to property that does not, in the jurisdiction where the property is located, constitute an exception or defect in title; and

(e)           any Lien or loss of title resulting from Surviving Company’s conduct of business after the Closing Date.

“Title Defect Amount” has the meaning ascribed to such term in Section 11.3(a).

“Title Defect Notices” has the meaning ascribed to such term in Section 11.1.

“Title Defect Property” has the meaning ascribed to such term in Section 11.1.

“Title Indemnity Agreement” has the meaning ascribed to such term in Section 11.3(b).

“Transaction Documents” means the Plan of Merger, the LLC Agreement, the Transition Services Agreement, the Master Gathering Agreements, the WFSG Sub Note, the Note Guaranty Agreement, the Confidentiality Agreement, the APL Ohio Contribution Agreement, the ATN Asset Purchase Agreement, and the Assignment of Membership Interests.

“Transition Services Agreement” has the meaning ascribed to such term in the recitals.

“Transfer Taxes” has the meaning ascribed to such term in Section 8.3.

“Unaudited Liabilities” has the meaning ascribed to such term in Section 2.7(b).

“Unaudited Statement of Assets and Liabilities” has the meaning ascribed to such term in Section 4.23(a).

“Viking Resources” has the meaning ascribed to such term in the recitals.

“WARN Act” has the meaning ascribed to such term in Section 6.11(a).

“WFSG” has the meaning ascribed to such term in the preamble.

“WFSG Board” means the board of directors of WFSG.

“WFSG Closing Certificate” shall have the meaning ascribed to such term in Section 7.2(a).

“WFSG Fundamental Representations” has the meaning ascribed to such term in Section 10.4.

“WFSG Indemnified Parties” has the meaning ascribed to such term in Section 10.1.

“WFSG Material Adverse Effect” means any effect or change that would be materially adverse to (a) the ability of the WFSG Parties to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or (d) the ability of the WFSG Parties or any of their Affiliates to perform its obligations under any Transaction Document to which it is a party; provided, however, that a WFSG Material Adverse Effect shall not include, any such adverse effect or change arising from or relating to (i) changes in state of the natural gas gathering industry generally (including any change in the price of natural gas, natural gas liquids or other hydrocarbons), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes in GAAP or in applicable Law, (v) the announcement of the execution of this Agreement and the Transaction Documents or the proposed or actual consummation of  the transactions contemplated hereby and thereby; provided, further, that in the case of clauses (i), (ii) and (iii) the impact of such change is not materially disproportionate to the impact on similarly situated parties, including parties engaged in the gathering of natural gas anywhere within the United States.

“WFSG Parties” has the meaning ascribed to such term in the preamble.

“WFSG Sub” has the meaning ascribed to such term in the preamble.

“WFSG Sub Interest” has the meaning ascribed to such term in Section 2.7(b).

“WFSG Sub Note” has the meaning ascribed to such term in the recitals.  The Parties agree that, solely for income tax purposes and the related purpose of maintaining Capital Accounts in accordance with Section 704(b) of the Code, the WFSG Sub Note shall not be treated as part of the Company (or any subsidiary of the Company) but shall be treated as beneficially owned for such purposes by the holder of the Preferred Distribution Rights, with the result that the Company will have no items of income, gain, loss, deduction or credit with respect to such WFSG Sub Note, and that such items will not increase or decrease the Capital Accounts of the APL Sub or WFSG Sub.

“Williams” has the meaning ascribed to such term in Section 3.3(b).

1.2           Construction.  In constructing this Agreement:  (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Schedule, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural; (f) all words used as accounting terms and not otherwise defined in this Agreement has the meaning commonly applied to such term under GAAP; (g) the words “herein,” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or Article or other subdivision; (h) the terms “ordinary course” or “ordinary course of business” shall be deemed to refer to the conduct of the Appalachian Business in the ordinary course consistent with past practice; and (i) following the Effective Time, all references in this Agreement to the Subject Entities or Merger Sub shall be deemed to be, mutatis mutandis, references to the Surviving Company.

ARTICLE 2
FORMATION; CONTRIBUTION; EXCHANGE

2.1           Formation of Newco and Merger Sub.

(a)           On the Closing Date, immediately prior to the transaction described in Section 2.1(b), WFSG shall cause WFSG Sub to form Newco, by executing and delivering the limited liability company operating agreement in the form attached hereto as Exhibit F (the “Initial Newco LLC Agreement”) and filing a Certificate of Formation in the form attached hereto as Exhibit G (the “Newco Certificate of Formation”) with the Secretary of State of the State of Delaware.  Upon such formation, WFSG Sub shall hold a 100% limited liability company membership interest in Newco.

(b)           On the Closing Date, immediately following the transaction described in Section 2.1(a) and immediately prior to the transaction described in Section 2.2(a), APL Operating shall cause APL Sub to form Merger Sub, by executing and delivering the limited liability company operating agreement in the form attached hereto as Exhibit H (the “Merger Sub LLC Agreement”) and filing a Certificate of Formation in the form attached hereto as Exhibit I (the “Merger Sub Certificate of Formation”) with the Secretary of State of the State of Delaware.  Upon such formation, APL Sub shall hold a 100% limited liability company membership interest in Merger Sub.

2.2           Merger of Subject Entities and Merger Sub; Contribution of APL Ohio Interest.

(a)           On the Closing Date, immediately following the transaction described in Section 2.1(b) and immediately prior to the transaction described in Section 2.5, APL Operating, APL Pennsylvania and APL Sub shall cause the Merged Subject Entities to be merged with and into Merger Sub, with effect as of the Effective Time, and at such Effective Time the separate existence of the Merged Subject Entities shall cease, and Merger Sub shall be the surviving limited liability company of the Merger (the “Surviving Company”), in accordance with the terms and conditions of the Plan of Merger.

(b)           Subject to the provisions of this Agreement, on the Closing Date, the Parties will (i) file with the Delaware Secretary of State a certificate of merger with respect to the Merger in substantially the form attached hereto as Exhibit J (the “DE Certificate of Merger”), duly executed and completed in accordance with the relevant provisions of the Delaware Act, and will make all other filings or recordings required under the Delaware Act to effect the Merger, and (ii) file with the Pennsylvania Secretary of the Commonwealth a certificate of merger with respect to the Merger in substantially the form attached hereto as Exhibit K (the “PA Certificate of Merger”), duly executed and completed in accordance with the relevant provisions of the Pennsylvania Code, and will make all other filings or recordings required under the Pennsylvania Code to effect the Merger.  The Merger will become effective at such time as the DE Certificate of Merger and the PA Certificate of Merger have been duly filed with the Delaware Secretary of State and Pennsylvania Secretary of the Commonwealth, respectively, or at such other date or time as APL and WFSG may agree, which shall be specified in the DE Certificate of Merger and PA Certificate of Merger (the time at which the Merger becomes effective, the “Effective Time”).

(c)           On the Closing Date, concurrently with the transaction described in Section 2.2(a) and immediately prior to the transaction described in Section 2.5, (i) APL Operating and APL Sub shall enter into a contribution agreement in substantially the form attached hereto as Exhibit L (the “APL Ohio Contribution Agreement”) pursuant to which APL Operating shall contribute the APL Ohio Interest to APL Sub, and the transactions contemplated under such APL Ohio Contribution Agreement shall be consummated.

2.3           Capitalization of Newco.  On the Closing Date, immediately following the transactions described in Section 2.2 and immediately prior to the transaction described in Section 2.4, WFSG shall cause WFSG Sub to (a) contribute to Newco $102,000,000 in cash and (b) issue to Newco the WFSG Sub Note, and Williams shall guaranty WFSG Sub’s obligations to Newco under the WFSG Sub Note by executing and delivering the note guaranty agreement, attached hereto as Exhibit M (the “Note Guaranty Agreement”).

2.4           Purchase of ATN Assets.  On the Closing Date, immediately following the transactions described in Section 2.3 and immediately prior to the transactions described in Section 2.5, WFSG and WFSG Sub shall cause Newco to purchase from Atlas LLC the ATN Assets pursuant to the ATN Asset Purchase Agreement for $12.0 million, and the transactions contemplated under such ATN Asset Purchase Agreement shall be consummated.

2.5           Exchange.  On the Closing Date, immediately following the transactions described in Section 2.4, upon the terms and subject to the conditions set forth in this Agreement, APL Sub shall sell, assign, transfer and convey the Exchanged Interests to Newco, and WFSG and WFSG Sub shall cause Newco to purchase and acquire from APL Sub the Exchanged Interests in exchange for the issuance of the Subject Interest and payment of the Cash Purchase Price.

2.6           Capital Contribution.  On the Closing Date, WFSG Sub will contribute $2.295 million in cash to Newco as a capital contribution to fund initial working capital.

2.7           Purchase Price.

(a)           The aggregate consideration payable by Newco for the Exchanged Interests shall be (i) an amount in cash equal to $87,795,000 (the “Cash Purchase Price”); (ii) the issuance of the Subject Interest; and (iii) $2,205,000 as a deemed initial capital contribution to Newco by APL Sub; provided, however, that the amount of the Cash Purchase Price shall be subject to adjustment as provided in Section 2.7(b).

(b)           If the total amount of liabilities (excluding Excluded Liabilities and those liabilities with a related asset of a similar value) of the Subject Entities, on a consolidated basis, as set forth in the Audited Statement of Assets and Liabilities (the “Audited Liabilities”) allocable to WFSG Sub’s 51% limited liability company interest in Newco (the “WFSG Sub Interest”) exceeds the amount of liabilities (excluding Excluded Liabilities those liabilities with a related asset of a similar value) of the Subject Entities, on a consolidated basis, as set forth in the Unaudited Statement of Assets and Liabilities (the “Unaudited Liabilities”) allocable to the WFSG Sub Interest by more than $1,000,000, the amount of the Cash Purchase Price shall be decreased by an amount equal to (i) the excess of the amount of the Audited Liabilities allocable to the WFSG Sub Interest over the amount of the Unaudited Liabilities allocable to the WFSG Sub Interest, less (ii) $1,000,000.

2.8           Post-Closing Purchase Price Adjustment.

(a)           As promptly as practicable after the Closing Date, and in any event not later than 30 days after the Closing Date, the APL Parties shall prepare and deliver to the WFSG Parties a statement (the “Post-Closing Adjustment Statement”) that sets forth its calculation, in reasonable detail, of the Net Accumulated Cash Flow.  The WFSG Parties agree to provide the APL Parties and their authorized representatives reasonable access to such employees, offices, and other facilities and such books and records of Newco, the Surviving Company and APL Ohio as are reasonably necessary to allow the APL Parties and their authorized representatives to prepare the Post-Closing Adjustment Statement in accordance with this Section 2.8(a).

(b)           After receipt of the Post-Closing Adjustment Statement, the WFSG Parties  shall have 30 days from receipt of the Post-Closing Adjustment Statement (the “Review Period”) to review such Post-Closing Adjustment Statement.  In connection with the WFSG Parties’ review of, and in the case of any dispute with respect to, the Post-Closing Adjustment Statement, the APL Parties shall (i) provide the WFSG Parties and their authorized representatives access to the relevant books and records of the APL Parties and their Affiliates and authorized representatives, including the work papers of such authorized representatives, and (ii) furnish to the WFSG Parties any other information that relates to the Post-Closing Adjustment Statement, is reasonably requested and is relevant to the calculation of Net Accumulated Cash Flow.  Unless the WFSG Parties provide written notice to the APL Parties of their disagreement as to one or more items included in the Post-Closing Adjustment Statement (“Notice of Disagreement”)  prior to the expiration of the Review Period, the Post-Closing Adjustment Statement shall become final and binding on the APL Parties and WFSG Parties.  A Notice of Disagreement shall set forth all of the WFSG Parties’ disputed items in the calculation of Net Accumulated Cash Flow, together with the WFSG Parties’ proposed changes thereto.  If the WFSG Parties have delivered a timely Notice of Disagreement, then the APL Parties and the WFSG Parties shall use their good faith efforts to reach written agreement on the disputed items to determine the Net Accumulated Cash Flow, which in no event shall be more favorable to the APL Parties than reflected on the Post-Closing Adjustment Statement prepared by the APL Parties nor more favorable to the WFSG Parties than shown in the proposed changes delivered by the WFSG Parties pursuant to their Notice of Disagreement.  If all of the WFSG Parties’ disputed items have not been resolved by the 30th day following the APL Parties’ receipt of the Notice of Disagreement (the “Resolution Period”), then the remaining disputed items shall be submitted to binding arbitration by an independent nationally recognized accounting firm (the “Accounting Arbitrator”) without any existing professional relationship with the APL Parties, the WFSG Parties or their respective Affiliates (or that had any such professional relationship within the past three years), as mutually selected by the APL Parties and the WFSG Parties (or in the absence of such agreement, by the CPR), within ten Business Days after the expiration of the Resolution Period.  The Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute.  All fees and expenses relating to the work, to be performed by the Accounting Arbitrator shall be paid fifty percent (50%) by the APL Parties and fifty percent (50%) by the WFSG Parties.   The APL Parties and the WFSG Parties shall provide information regarding the disputed items, and such supporting material as they deem reasonably appropriate, to the Accounting Arbitrator within five Business Days of the appointment of such Accounting Arbitrator (the “Submission Deadline Date”), and each Party shall provide a contemporaneous copy to the other Party of the disputed items (and supporting material, if any) submitted to the Accounting Arbitrator.  The Accounting Arbitrator shall then prepare and deliver to the APL Parties or the WFSG Parties a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Arbitrator by the Parties) of the Net Accumulated Cash Flow, including the disputed items, within 30 days following the Submission Deadline Date, which determination will be final, binding and conclusive on the Parties as to such disputed items.

(c)           If the Net Accumulated Cash Flow, as finally determined, is a positive number, the APL Parties shall pay to the account designated by the WFSG Parties an amount equal to 51% of the Net Accumulated Cash Flow, plus interest on such amount  (calculated on an annualized basis) from (and including) the Closing Date to (but excluding) the date of payment at the Prime Rate plus 2.0%. If the Net Accumulated Cash Flow, as finally determined, is a negative number, the WFSG Parties shall pay to the account designated by the APL Parties an amount equal to 51% of the Net Accumulated Cash Flow, plus interest on such amount (calculated on an annualized basis) from (and including) the Closing Date to (but excluding) the date of payment at the Prime Rate plus 2.0%.  Any payment owing pursuant to this Section 2.8(c) shall be made by wire transfer of immediately available funds within two Business Days of the date the amount of the Net Accumulated Cash Flow is agreed or finally determined under Section 2.8(c).

2.9           Adoption of LLC Agreement.  On the Closing Date, immediately upon completion of the exchange described in Section 2.5, WFSG and APL shall cause WFSG Sub and APL Sub, respectively, to execute and deliver the Amended and Restated Limited Liability Company Agreement of Newco, in the form attached hereto as Exhibit N (the “LLC Agreement”).

ARTICLE 3
CLOSING

3.1           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Jones Day, 222 East 41st Street, New York, New York 10017-6702 on the third Business Day following the date on which all of the conditions to closing set forth in Article 7 have been satisfied or waived, commencing at 10:00 a.m., New York time, or such other place, date and time as may be mutually agreed to in writing by the parties.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.

3.2           Deliveries of the APL Parties at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, the APL Parties shall deliver or cause to be delivered the following:

(a)           a duly executed assignment of membership interest, in substantially the form attached hereto as Exhibit O, transferring the Exchanged Interests to Newco;

(b)           a certificate duly executed by an authorized officer of the APL General Partner, dated as of the Closing, (i) certifying on behalf of the each of the APL Parties that the conditions set forth in Section 7.1(a) have been fulfilled, (ii) setting forth the resolutions of the APL Board authorizing the execution and delivery of this Agreement, the Transaction Documents to which any of the APL Parties or their subsidiaries is a party and certifying that such resolutions were duly adopted and have not been rescinded or amended;

(c)           a long-form certificate of good standing issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, as of a recent date prior to the Effective Time, of each of the Subject Entities;

(d)           a certified copy from the Office of the Secretary of State of the State of Delaware of the Merger Sub Certificate of Formation, which shall be in full force and effect as of the Closing Date and shall not have been amended or modified, except as provided in the Plan of Merger;

(e)           a certificate duly executed by the chairman of the APL Conflicts Committee certifying that such committee has approved the transactions contemplated by this Agreement and the Transaction Documents;

(f)           a counterpart of the LLC Agreement, duly executed by APL Sub;

(g)           counterparts of each of the Master Gathering Agreements, duly executed by each of APL, APL Operating, Atlas LLC, ATN, ATN Operating, Resource Energy, Viking Resources and Atlas Noble, respectively;

(h)           counterparts of each of the Memoranda of Agreement, duly executed by  memoranda of agreement by each of APL, APL Operating, Atlas LLC, ATN, ATN Operating, Resource Energy, Viking Resources and Atlas Noble, respectively;

(i)           a counterpart of the Transition Services Agreement, duly executed by Atlas America;

(j)           a counterpart of the ATN Asset Purchase Agreement and such bills of sale, deeds, assignments, certificates and other instruments in form acceptable for, and in sufficient duplicate originals to, allow recording in all appropriate jurisdictions and offices, in each case, duly executed by Atlas LLC;

(k)           a counterpart of the APL Ohio Contribution Agreement, duly executed by APL Operating and APL Sub;

(l)           a certified copy from the Office of the Secretary of State of the State of Delaware of the DE Certificate of Merger, which shall be effective as of the Effective Time, as contemplated in Section 2.2;

(m)           a certified copy from the Office of the Secretary of the Commonwealth of the Commonwealth of Pennsylvania of the PA Certificate of Merger, which shall be effective as of the Effective Time, as contemplated in Section  2.2;

(n)           a copy of the Plan of Merger, duly executed by the parties thereto;

(o)           a long-form certificate of good standing issued by the Secretary of State of the State of Delaware of the Surviving Company; and

(p)           such other bills of sale, deeds, assignments, affidavits, certificates, cross receipts, instruments and documents as the WFSG Parties may reasonably request in order to consummate the transactions contemplated by this Agreement and the Transaction Documents.

3.3           Deliveries of the WFSG Parties at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, the WFSG Parties shall deliver or cause to be delivered the following:

(a)           a copy of the WFSG Sub Note, duly executed on behalf of WFSG Sub;

(b)           a counterpart of the Note Guaranty Agreement, pursuant to which The Williams Companies, Inc., a Delaware corporation (“Williams”), will guarantee WFSG Sub’s obligations under the WFSG Sub Note, duly executed on behalf of Williams;

(c)           a certificate duly executed by an authorized officer of WFSG, dated as of the Closing, (i) certifying on behalf of the WFSG Parties that the conditions set forth in Section  7.2(a) have been fulfilled and (ii) setting forth the resolutions of the WFSG Board authorizing the execution and delivery of this Agreement, the Transaction Documents to which the WFSG Parties or any of their subsidiaries is a party and certifying that such resolutions were duly adopted and have not been rescinded or amended;

(d)           a counterpart of the LLC Agreement, duly executed by WFSG Sub;

(e)           a certified copy from the Office of the Secretary of State of the State of Delaware of the Newco Certificate of Formation, which shall be in full force and effect and shall not have been amended or modified; and

(f)           a long-form certificate of good standing issued by the Secretary of State of the State of Delaware of Newco.

3.4           Deliveries of Newco at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, the WFSG Parties shall cause Newco to deliver the following:

(a)           a counterpart of each of the Master Gathering Agreements, duly executed on behalf of Newco;

(b)           a counterpart of each of the Memoranda of Agreement, duly executed on behalf of Newco;

(c)           a counterpart of the Transition Services Agreement, duly executed on behalf of Newco;

(d)           a counterpart of the ATN Asset Purchase Agreement, duly executed on behalf of Newco;

(e)           a wire transfer to APL Sub, in an amount equal to the Cash Purchase Price, of immediately available funds to an account designated in writing by APL; provided, APL shall designate such account at least two Business Days prior to Closing; and

(f)           a copy of member resolutions of Newco, in form and substance reasonably acceptable to APL Sub, authorizing the issuance of membership interests in Newco, duly executed on behalf of WFSG Sub, the sole member.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE APL PARTIES

Except as set forth in the Schedules delivered to the WFSG Parties by the APL Parties, the APL Parties jointly and severally represent and warrant to the WFSG Parties as follows:

4.1           Organization.

(a)           Each of APL and APL Operating is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business.

(b)           APL Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business.

(c)           Each of the Subject Entities is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  Each of the Subject Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, and each of such states is set forth on Schedule 4.1(c) hereto.

(d)           The APL Parties have made available to the WFSG Parties complete and correct copies of the Governing Documents of each of the Subject Entities.

(e)           Merger Sub will be formed on the Closing Date immediately prior to Closing solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents.  Prior to the Closing, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in the Transaction Documents.  Upon such formation, Merger Sub will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business, including ownership of the assets of the Subject Entities and the conduct of their respective businesses.

4.2           Capitalization.

(a)           APL General Partner is the sole owner of all of the outstanding general partnership interests of APL Operating and all of such general partnership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of APL Operating; and APL is the sole owner of all of the outstanding limited partnership interests of APL Operating and all of such limited partnership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of APL Operating and are fully paid and nonassessable.  Other than such general partnership interests and limited partnership interests owned by APL General Partner and APL, respectively, there are no other outstanding equity interests in APL Operating.

(b)           APL Operating is the sole owner of 100% of the outstanding limited liability company membership interests of each of APL New York, APL Ohio and APL Pennsylvania, and all of such membership interests have been duly authorized and validly issued in accordance with applicable Laws and the respective Governing Documents of each such Subject Entity and are fully paid and nonassessable.  Other than such limited liability company membership interests owned by APL Operating, there are no other outstanding equity interests in any of APL New York, APL Ohio or APL Pennsylvania.

(c)           APL Pennsylvania is the sole owner of 100% of the outstanding limited liability company membership interests of APL McKean, and all of such membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of APL McKean and are fully paid and nonassessable.  Other than such limited liability company membership interests owned by APL Pennsylvania, there are no other outstanding equity interests in APL McKean.

(d)           APL Operating is the sole owner of 100% of the outstanding limited liability company membership interests of APL Sub, and all of such membership interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of APL Sub and are fully paid and nonassessable.  Other than such limited liability company membership interests owned by APL Operating, there are no other outstanding equity interests in APL Sub.

(e)           Upon its formation on the Closing Date, Merger Sub will issue 100% of its outstanding limited liability company membership interests to APL Sub; such limited liability company membership interests will have been duly authorized and validly issued in accordance with applicable Laws and the Merger Sub LLC Agreement; and other than such limited liability company membership interests owned by  APL Sub, there will be no other outstanding equity interests in Merger Sub.

(f)           None of the Subject Entities has any subsidiaries, and none of the Subject Entities owns any equity interests in or indebtedness (other than accounts receivable arising in the ordinary course of business) of any Person, except in the case of APL Pennsylvania as described in clause (c) above.  Upon its formation on the Closing Date and the consummation of the Merger, APL Sub will not have any subsidiaries other than the Surviving Company, nor will it own any equity interests in or indebtedness (other than accounts receivable arising in the ordinary course of business) of any Person.

4.3           Title to Equity Interests.

(a)           Upon the formation of Merger Sub on the Closing Date, APL Sub will have good and valid record and beneficial title to 100% of the outstanding limited liability company membership interests in Merger Sub, free and clear of any Liens, except for Permitted Liens; and upon consummation of the Merger, APL Sub will have valid record and beneficial title to 100% of the outstanding limited liability company membership interest in the Surviving Company, free and clear of any Liens, except for Permitted Liens.

(b)           APL Operating has good and valid record and beneficial title to 100% of the limited liability company membership interests of each of APL New York, APL Ohio and APL Pennsylvania, free and clear of any Liens, except for Permitted Liens.

(c)           APL Pennsylvania has good and valid record and beneficial title to 100% of the limited liability company membership interests of APL McKean, free and clear of any Liens, except for Permitted Liens.

(d)           Except for the Plan of Merger, there are no outstanding (i) options, warrants, subscriptions, put or call rights, preemptive rights or other rights to subscribe for or purchase, or any agreements, arrangements or commitments that would obligate any of the Subject Entities to offer, issue, sell, redeem, repurchase, transfer, pledge or encumber any equity interest in any of the Subject Entities, (ii) securities or obligations of any kind that are convertible into or exercisable or exchangeable for any equity interest in any of the Subject Entities, (iii) bonds, debentures or other evidence of indebtedness of any of the Subject Entities and (iv) voting trusts, proxies or other agreement or understanding with respect to the voting, registration or disposition of any equity interest in any of the Subject Entities.

(e)           Except for the Plan of Merger, upon the formation of Merger Sub on the Closing Date, there will be no outstanding (i) options, warrants, subscriptions, put or call rights, preemptive rights or other rights to subscribe for or purchase, or any agreements, arrangements or commitments that would obligate Merger Sub to offer, issue, sell, redeem, repurchase, transfer, pledge or encumber any equity interest in Merger Sub, (ii) securities or obligations that are convertible into or exercisable or exchangeable for any equity interest in Merger Sub, (iii) bonds, debentures or other evidence of indebtedness of Merger Sub and (iv) voting trusts, proxies or other agreement or understanding with respect to the voting, registration or disposition of any equity interest in Merger Sub.

4.4           Authority and Approval; Enforceability.

(a)           Each member of the Appalachian Group has full limited partnership power and authority or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Transaction Documents to which each of them is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by each of them.  The execution and delivery by any member of the Appalachian Group of this Agreement and the Transaction Documents to which such member is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by each such member have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as the case may be, on the part of each such member.  This Agreement and each of the Transaction Documents to which any member of the Appalachian Group is a party have been, or when executed will be, duly executed and delivered by each such member and constitute the valid and legally binding obligation of each such member, enforceable against each such member in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)           Upon its formation on the Closing Date, Merger Sub will have full limited liability company power and authority to execute and deliver each Transaction Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it.  The execution and delivery by Merger Sub of each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it will have been duly authorized and approved by all requisite limited liability company action on the part of Merger Sub.  When executed and delivered by Merger Sub, each Transaction Agreement to which it is a party will constitute a valid and legally binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.5           No Conflict; Consents.

(a)           The execution, delivery and performance of this Agreement by each of the APL Parties does not, and the execution, delivery and performance of each of the Transaction Documents by each member of the Appalachian Group party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of member of the Appalachian Group, (ii) violate any provision of any Law applicable to any member of the Appalachian Group,  the Appalachian Assets or the Appalachian Business or, with respect to the execution, delivery and performance of this Agreement, the Plan of Merger, the ATN Asset Purchase Agreement and the Transition Services Agreement, violate any provision of any Law applicable to any Affiliate of APL (other than members of the Appalachian Group); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Contract or other instrument to which any member of the Appalachian Group or any of the Appalachian Assets are bound or, with respect to the execution, delivery and performance of this Agreement, the Plan of Merger, the ATN Asset Purchase Agreement and the Transition Services Agreement, any Contract or other instrument to which any Affiliate of APL (other than members of the Appalachian Group) that is party to such Contract, except in each case as set forth on Schedule 4.5(a); or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Appalachian Assets under any Contract or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have an APL Material Adverse Effect.

(b)           Except as set forth on Schedule 4.5(b), no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by (i) any member of the Appalachian Group in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby or, (ii) with respect to the execution, delivery and performance of this Agreement, the Plan of Merger, the ATN Asset Purchase Agreement and the Transition Services Agreement, any Affiliate of APL (other than members of the Appalachian Group), except (x) as have been waived or obtained or with respect to which the time for asserting such right has expired or (y) pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

4.6           Assets; Title.

(a)           Schedule 4.6(a) sets forth maps that describe in reasonable detail the natural gas gathering system located in eastern Ohio, western New York, northern West Virginia and western Pennsylvania and the liquids extraction facility located in McKean County, Pennsylvania owned, used or held for use by APL, the Subject Entities or any of their Affiliates (the “Appalachian System”).

(b)           Schedule 4.6(b) sets forth a list and description (including property name, grantor, grantee, deed date, recording date, recording volume page number) of all of the real property owned in fee by any of the Subject Entities (excluding any ATN Assets).

(c)           Schedule 4.6(c) sets forth a list and description (including property location, parties and annual rental payments) of all leases and subleases under which any of the Subject Entities is lessee of real property (excluding any ATN Assets).

(d)           Schedule 4.6(d) sets forth a list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number and recording volume page number) of all material Easements used or held for use by the Subject Entities (excluding any ATN Assets).

(e)           Schedule 4.6(e) sets forth a list and description of all vehicles and other material equipment and other material personal property used or held for use by the Subject Entities (excluding any ATN Assets).

(f)           Schedule 4.6(f) sets forth all of the material ATN Assets.

(g)           Each of the Subject Entities holds, or in the case of the ATN Assets at Closing Newco will hold, Defensible Title to all the Appalachian Real Property.

(h)           Each of the Subject Entities holds, or in the case of the ATN Assets at Closing Newco will hold, good and marketable title to all of the personal property used or held for use by the Subject Entities or included in the ATN Assets free and clear of any Liens, except for Permitted Liens.

4.7           No Adverse Changes.  Except as set forth on Schedule 4.7, since December 31, 2008:

(a)           there has not been a APL Material Adverse Effect;

(b)           the Appalachian Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c)           there has not been any material damage, destruction or loss to any of the Appalachian Assets, whether or not covered by insurance;

(d)           there has been no delay in, or postponement of, the payment of any liabilities related to the Appalachian Assets or the Appalachian Business in excess of $50,000;

(e)           none of the items described in clauses (v), (vi), (vii), (x) (other than sales and dispositions to the extent such assets are replaced or sales or dispositions of obsolete or surplus assets) or (xiii) of Section 6.1(b) has occurred; and

(f)           there is no Contract or other commitment do any of the foregoing.

4.8           Taxes.

(a)           (i) Each of the APL Parties has filed or caused to be filed all Tax Returns required to be filed by or with respect to Merger Sub, the Subject Entities, the Appalachian Business or the Appalachian Assets on a timely basis (taking into account all extensions of due dates) and has timely paid or caused to be paid in full all Taxes due and payable; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Appalachian Assets or the assets of Merger Sub or the Subject Entities.

(b)           There are no Proceedings for the assessment or collection of Taxes pending or, to APL Parties’ Knowledge, threatened with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets.  The Tax Returns required to be filed by or with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets have not been audited by any Taxing Authority and are not in the process of being audited, and there is no basis upon which any Tax deficiency or adjustment would reasonably be expected to be assessed with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets.  There is no Tax deficiency outstanding, proposed, or assessed with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets.

(c)           None of the APL Parties has, with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets, received any written ruling of a Taxing Authority relating to Taxes.

(d)           Each of the Subject Entities has withheld and paid to the proper Taxing Authority in a timely manner all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or third party.

(e)           The Subject Entities have collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Subject Entities) the amount of all material Taxes (including sales, use, excise and other Taxes) required to be collected and have paid and remitted such Taxes when due to the proper Taxing Authorities. The amount of Tax collected but not remitted by the Subject Entities will be retained in the appropriate accounts and remitted to the appropriate Taxing Authority when due.

(f)           There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Subject Entities.

(g)           No claim has been received from any Taxing Authority located in any jurisdiction where the Subject Entities do not file Tax Returns claiming that any of the Subject Entities is or may be subject to taxation in such jurisdiction, and no such assertion of noncompliance has been threatened.

(h)           None of Merger Sub or the Subject Entities (i) has been a member of a group that files a single, consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Subject Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract, or otherwise.

(i)           Each of Merger Sub and the Subject Entities has, at all times since its inception, been treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(j)           None of the Merger Sub or the Subject Entities is a party to or bound by any Tax allocation or sharing agreement.

(k)           None of the Surviving Company or the Subject Entities will be required to include any item of income in, or exclude, any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Sec 7121 (or any correspondence or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Sec 1502 (or any corresponding or similar provisions of state and local or foreign income tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

4.9           Environmental Matters.  Except as set forth on Schedule 4.9, (i) the Subject Entities, the Appalachian Business, the Appalachian Assets and the operations of the APL Parties relating thereto are in compliance with applicable Environmental Laws in all material respects; (ii) no circumstances exist with respect to the Subject Entities, the Appalachian Business, the Appalachian Business or the operations of the APL Parties relating thereto that give rise to an obligation by the Subject Entities or any APL Party to investigate, remediate or otherwise clean up, on-site or offsite, Hazardous Materials under any applicable Environmental Laws; (iii) none of the Subject Entities, the Appalachian Business, the Appalachian Assets nor the operations of the APL Parties relating thereto are subject to any pending or, to APL Parties’ Knowledge, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all Permits, if any, required to be obtained or filed by the Subject Entities or, with respect to the Appalachian Business or the Appalachian Assets, by the APL Parties under any Environmental Law in connection with the Appalachian Business, the Appalachian Assets or the APL Parties’ operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the Subject Entities at the time of the Closing; (v) there has been no reportable release of any Hazardous Material into the environment by the Appalachian Business, the Appalachian Assets or the APL Parties’ operations relating thereto, except in compliance with applicable Environmental Law; and (vi) there has been no unlawful exposure of any person or property to any Hazardous Material in connection with the Appalachian Business, the Appalachian Assets or the APL Parties’ operations relating thereto.

4.10           Sufficiency and Condition of Assets; Conduct of Appalachian Business.

(a)           Except as set forth on Schedule 4.10, the Appalachian Assets constitute all of the material assets and properties reasonably necessary to conduct the Appalachian Business in the same manner as currently conducted.  The Appalachian Assets that constitute fixtures or tangible personal property have been constructed and maintained in accordance with standard industry practice.

(b)           Since their respective dates of formation, none of the Subject Entities have conducted or engaged in any business other than the Appalachian Business.

4.11           Permits.

(a)           Except as set forth on Schedule 6.10, as of the date of this Agreement, the Subject Entities validly hold all of the Permits necessary or required to own the Appalachian Assets and to operate the Appalachian Business in the locations and in the manner currently owned and operated, and all of such Permits are in full force and effect and are set forth on Schedule 4.11(a) (the “Required Permits”), which schedule shall specify the member of the Appalachian Group that holds each such Permit.  The Subject Entities have complied with all terms and conditions of the Required Permits.  Except as set forth on Schedule 4.11(a), the Required Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(b)           No member of the Appalachian Group has received any written notification concerning violations with respect to any of the Required Permits.  No proceeding is pending or, to APL Parties’ Knowledge, threatened with respect to any alleged failure by any member of the Appalachian Group to have any Permit necessary or required to own the Appalachian Assets and to operate the Appalachian Business in the locations and in the manner currently owned and operated or to be in compliance with a Required Permit.

4.12           Contracts.

(a)           Schedule 4.12(a) contains a true and complete listing of the following Contracts relating to the Appalachian Assets or the Appalachian Business (in each case, excluding the ATN Assets), to which APL or any member of the Appalachian Group is a party or, with respect to the ATN Assets, to which ATN or any of its subsidiaries is a party (each such Contract being referred to herein as a “Material Contract”); provided, however, that “Material Contracts” shall also include the following Contracts to which any Affiliate of APL is a party that are reasonably necessary to the conduct of the Appalachian Business:

(i)           each Contract (or group of related Contracts with the same Person) for the transportation, gathering, treating, processing, purchase, sale, marketing, supply or hedging of natural gas or other hydrocarbons that individually involves aggregate annual revenues or payments in excess of $100,000;

(ii)           each Contract concerning a Derivative Transaction;

(iii)           each Contract (or group of related Contracts with the same Person) for the lease, sublease or other use of or right to real property to or from any Person that individually involves aggregate annual payments in excess of $50,000;

(iv)           each Contract (or group of related Contracts with the same Person) for the lease, sublease or other use of personal property to or from any Person that provides for annual payments in excess of $50,000;

(v)           any Contract concerning a partnership or joint venture;

(vi)          any Contract (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vii)         any Contract imposing confidentiality or noncompetition obligations;

(viii)        any Contract between Affiliates;

(ix)          any collective bargaining agreement;

(x)           any Contract under which the consequences of a default or termination would reasonably be expected to have an APL Material Adverse Effect;

(xi)          any Contract related in any way to control, integration, collection or transmission of data related to SCADA, measurement and field offices, including agreements with network, voice, date and SCADA providers;

(xii)         any Contract related in any way to benefits, compensation, severance or equity awards with respect to any Subject Employee or employee, officer or director of any of the Subject Entities or Merger Sub; and

(xiii)        any other Contract (or group of related Contracts with the same Person) not otherwise enumerated in this Section 4.12, the performance of which involves consideration in excess of $150,000.

(b)           The APL Parties have made available to the WFSG Parties a correct and complete copy of each written agreement listed in Schedule 4.12(a).

(c)           With respect to each member of the Appalachian Group that is party thereto or, if applicable with respect to the ATN Assets, ATN or any of its subsidiaries that is party thereto:  (A) each Material Contract is in full force and effect and is valid, binding and enforceable against such party and, to the APL Parties’ Knowledge, the other party to such Material Contract, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equity principles (whether considered in a proceeding in equity or at Law) and consideration of public policy; (B) such party to each Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract, except for such nonperformance as would not adversely affect the Appalachian Assets or the Appalachian Business in a material manner; (C) to the APL Parties’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract; and (D) except as set forth on Schedule 4.12(c), each Material Contract will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, and the Transaction Documents (including, in the case of those Material Contracts to which none of the Subject Entities is a party, upon the transfer or assignment of such Material Contract to any of the Subject Entities if such Material Contract is to be transferred or assigned pursuant to Section 6.10).

(d)           Nothing in this Section 4.12 shall be deemed to be a representation or warranty with respect to any Easement, which matters are addressed only in Section 4.6.

4.13           Litigation; Compliance with Law.  Except as set forth on Schedule 4.13:

(a)           There is no Proceeding pending or, to the APL Parties’ Knowledge, threatened (i) against or affecting any of the Subject Entities, the Appalachian Assets, the Appalachian Business or any of the operations of the APL Parties’ related thereto or (ii) that (A) questions or involves the validity or enforceability of any obligations of APL or any of its Affiliates under this Agreement or any of the Transaction Documents to which any such entity is a party or (B) seeks (or reasonably might be expected to seek) (x) to prevent or delay the consummation by the APL or any of its Affiliates of the transactions contemplated by this Agreement or any of the Transaction Documents to which APL or any of its Affiliates is  party or (y) Liabilities in connection with any such consummation.

(b)           There are no judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting any of the Subject Entities, the Appalachian Assets, the Appalachian Business or any of the operations of the APL or any of its Affiliates related thereto.

(c)           None of the Subjects Entities nor, in connection with operations relating to the Appalachian Assets or the Appalachian Business, any of the APL or any of its Affiliates is in violation of or in default under any applicable Law, except for such violations or defaults as would not adversely affect the Appalachian Assets or the Appalachian Business in a material manner.  None of the Subject Entities nor,  in connection with operations relating to the Appalachian Assets or the Appalachian Business, the APL Parties, nor to the APL Parties’ Knowledge any of APL’s Affiliates, have received any written communication from any Governmental Authority or any other Person that alleges that any of the Subject Entities or the Appalachian Assets or the Appalachian Business, as the case may be, may not be in compliance with, or may be subject to liability under, applicable Law.  There are no investigations, proceedings, or reviews pending or, to the APL Parties’ Knowledge, threatened by any Governmental Authority or other Person relating to any alleged violation of applicable Law by any of the Subject Entities or arising out of or related to the Appalachian Assets or the Appalachian Business.

(d)           Nothing in this Section 4.13 shall be deemed to be a representation or warranty with respect to (i) any Environmental Law, which matters are addressed only in Section 4.9 of this Agreement, or (ii) compliance with either the Natural Gas Act or the Natural Gas Policy Act, which matters are addressed only in Section 4.19 of this Agreement.

4.14           Employees and Employee Benefits.

(a)           None of the Subject Entities has (nor will Merger Sub have) any current or former employees and has never sponsored or maintained any “employee benefit plan,” as defined in Section 3(3) of ERISA, employment, severance or similar contract, plan arrangement or policy and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (collectively, “Employee Plans”).

(b)           Schedule 4.14(b) sets forth the names and titles of the active employees of APL or any of its Affiliates who spend twenty-five percent (25%) or more, but less than all or substantially all, of their business time engaged in, or in activities primarily related to, the operation of the Subject Entities, the Appalachian Assets and/or the Appalachian Business.

(c)           Schedule 4.14(c) sets forth the names, titles, annual salaries, other compensation and date of hire of the active employees of APL or any of its Affiliates who spend all or substantially all of their business time engaged in, or in activities primarily related to, the operation of the Subject Entities, the Appalachian Assets and/or the Appalachian Business (the “Subject Employees”).  None of the Subject Employees is obligated under any Contract with APL or any of its Affiliates, nor to the APL Parties’ Knowledge, subject to any judgment, decree or order of any court or administrative agency, that would prevent such Subject Employee from performing services for WFSG or any of its Affiliates or Newco, the Subject Entities or Merger Sub.  Neither APL nor any of its Affiliates has received notice from any Subject Employee or group of Subject Employees, that such person or group intends to terminate their employment.  Except as set forth on Schedule 4.14(c), there are no Contracts covering any Subject Employee with “change of control,” severance or similar provisions that would be triggered as a result of the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents.

(d)           None of the Subject Employees is covered by any collective bargaining agreement and, to the APL Parties’ Knowledge, there are not any union organizing efforts underway with respect to any such employees.

(e)           Schedule 4.14(e) sets forth a true and complete list of each material Employee Plan applicable to the Subject Employees. The APL Parties have provided a summary of the material terms of each such Employee Plan to WFSG.

(f)           As a result of this Agreement and/or the consummation of transactions contemplated hereby, none of Newco, WFSG or any WFSG Affiliate shall have any liability, before or after Closing, with respect to any Employee Plan, multiemployer plan (as defined under Section 4001(a)(3) of ERISA), pension plan (as defined under Section 3(2) of ERISA) or any other program, plan, policy and/or arrangement sponsored, maintained or contributed to by APL or any of its Affiliates, including but not limited to any liabilities for pension, retirement, retiree medical, any post retirement benefits,  termination, severance benefits, COBRA, health, medical, dental, disability and workers’ compensation benefits, life insurance, accrued unpaid bonus, any retention awards, accrued vacation and sick pay, stock-based, equity, option and other incentive compensation.

(g)          This Section 4.14 is expressly not intended to provide any Subject Employees or any current or former employee of APL or any of its Affiliates a separate cause of action against Newco, WFSG or its Affiliates, and the duties and obligations of parties in this Agreement to each other are intended to be enforceable only among them, and do not grant any benefits, duties or obligations to any third party, including but not limited to the Subject Employees or any current or former employees of APL or any of its Affiliates.

(h)          There is no claim, action, suit, investigation, audit or proceeding pending against or involving or, to the APL Parties’ Knowledge, threatened against or involving, APL or any of its Affiliates alleging violation of any state or federal employment laws, including, without limitation, claims, actions, suits, investigations, audits or proceedings alleging employment discrimination, harassment, wrongful discharge, wage and hour violations, or any other unfair employment practices under state or federal law.

(i)           APL and its Affiliates shall retain, and shall pay and discharge, all liabilities related to or arising from allegations of unfair employment practices asserted by any person or entity arising from incidents occurring prior to Closing, including, without limitation, liability arising from claims, actions, suits, investigations, audits or proceedings alleging employment discrimination, harassment, wrongful discharge, wage and hour violations, or any other unfair employment practices under state or federal law.

4.15       Insurance.  Schedule 4.15 sets forth all insurance policies of APL or any of its Affiliates that provides coverage with respect to the Subject Entities, the Appalachian Assets or the Appalachian Business  (including amounts and types of coverage) (the “Insurance Policies”).  All premiums due and payable under the Insurance Policies have been paid, and to the APL Parties’ Knowledge, the policyholder is otherwise in compliance with the terms of such policies.  All of the Insurance Policies are in full force and effect.  There is no claim pending under any of the Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies.  No such policyholder has received any written notice of cancellation of any of the Insurance Policies, that any Insurance Policy will not be renewed or that any underwriter or issuer of any of the Insurance Policies is unable or unwilling to perform its obligations thereunder.

4.16       Intellectual Property.  Except for the Atlas Marks or as otherwise set forth on Schedule 4.16, none of the Subject Entities or, in connection with the operations relating to the Appalachian Assets or the Appalachian Business, neither APL nor any of its Affiliates own any Intellectual Property or possesses any material licenses or other rights to use any Intellectual Property reasonably necessary to conduct the Appalachian Business (other than customary software licenses relating to “off-the-shelf” software used in the Appalachian Business).  To the APL Parties’ Knowledge,  the use of the Appalachian Assets and the conduct of the Appalachian Business, as currently conducted, does not materially conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of any third parties.

4.17       Bonds; Financial Requirements.  Except as reflected on Schedule 4.17, there are currently no effective surety bonds, deposits or financial assurance requirements required to be submitted to Governmental Authorities or any other Person by the Subject Entities or relating to the Appalachian Assets or the Appalachian Business.

4.18       Books and Records; Accounts.

(a)           To the APL Parties’ Knowledge, the minute books of each of the Subject Entities contain true and correct copies of all actions taken at all meetings of the boards of directors, managers or members, as the case may be, of each of the Subject Entities, as applicable, and all written consents executed in lieu of such meetings, in each case within the past five years, except with respect to APL McKean, for which this representation is made with respect to such materials since APL McKean’s formation.  Complete copies of such minute books have been made available to representatives of the WFSG Parties.

(b)           All of the material contract, land, title, engineering, environmental, operating, accounting, business, marketing and other data, files, databases, documents, instruments, notes, papers, correspondence, schedules, ledgers, journals, reports, abstracts, deeds, surveys, maps and similar information, books (including minute books), records and studies that related to the Subject Entities, the Appalachian Assets or the Appalachian Business or which are used, useful or held for use in connection with the ownership, use, operation or maintenance of the Appalachian Assets or the Appalachian Business (collectively, the “Records”) are, or will be at Closing, in the possession of the Subject Entities.

(c)           Schedule 4.18(c) lists all bank, money market, savings and similar accounts and safe deposit boxes of each of the Subject Entities, specifying account numbers and the authorized signatories or Persons having access to such accounts or safe deposit boxes.

4.19       Regulation.  To APL Parties’ Knowledge, neither APL nor any of its Affiliates has received any communication from any Governmental Authority indicating, suggesting or implying that any of the Subject Entities, the Appalachian Assets nor the Appalachian Business is subject to regulation under the Natural Gas Act or the Natural Gas Policy Act.

4.20       Solvency.  Each of the APL Parties is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent.  For purposes of this Section 4.20 and Section 5.11, “Solvent” means, with respect to the a Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such Person’s property remaining after such transaction would constitute unreasonably small capital.

4.21       Brokerage Arrangements.  Except as set forth on Schedule 4.21, none of the APL Parties has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.  The APL Parties or, with respect to the ATN Assets, ATN, as the case may be, are solely responsible for the payment of any such commission, brokerage or “finder’s fee” or other fee to any Person listed on Schedule 4.21.  The fee to be paid by the APL Parties in connection with the opinion required to be delivered pursuant to Sections 7.1(f) and 7.2(f) is a fixed amount and is not contingent on the Closing of the transactions contemplated by this Agreement or variable based on the value of consideration received by the APL Parties or otherwise.

4.22       Liabilities Associated with Natural Gas Contracts.  There have been no misallocations, calculation errors, measurement problems or similar events relating to the performance by any member of the Appalachian Group under any of the natural gas gathering, processing or treating Contracts to which any such members are parties that would give rise to a correcting adjustment under any such Contracts that would reasonably be expected, in the aggregate, to result in a liability to any of the Subject Entities, the Surviving Company or Newco at the Closing in an amount in excess of $25,000.

4.23       Unaudited  Statement of Assets and Liabilities; No Undisclosed Liabilities.

(a)           Attached as Schedule 4.23(a) is an unaudited combined statement of assets acquired and liabilities assumed as of December 31, 2008 for the Subject Entities (the “Unaudited Statement of Assets and Liabilities”).  The accounts reflected on such Unaudited Statement of Assets and Liabilities are in accordance with GAAP and such Unaudited Statement of Assets and Liabilities presents fairly the consolidated assets and liabilities of the Subject Entities as of such date.

(b)           None of the Subject Entities has any outstanding indebtedness or other Liability, absolute or contingent, which is of a nature required to be reflected in Unaudited Statement of Assets and Liabilities, other than (i) liabilities disclosed on such Unaudited Statement of Assets and Liabilities or (ii) liabilities (excluding Excluded Liabilities and those liabilities with a related asset of a similar value) that do not exceed in the aggregate $1,000,000.

4.24       Investment Intent.  The APL Parties have substantial experience in analyzing and investing in entities such as Newco and are capable of evaluating the merits and risks of their investment in Newco.  APL Sub will acquire the Subject Interest solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  The APL Parties acknowledge that the Subject Interest will not be registered under the Securities Act or any applicable state securities law, and that the Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

4.25        Disclosure.  To the APL Parties’ Knowledge, the representations and warranties of the APL Parties contained in this Agreement and the related Schedules, taken as whole, do not contain any untrue statement or omit to state a material fact necessary to prevent the statements made herein and therein, in light of the circumstances in which such statements were made, from being materially misleading.

4.26        Disclaimer.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CONFIRMED IN THE APL CLOSING CERTIFICATE (i) THE APL PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) THE APL PARTIES EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE WFSG PARTIES OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO WFSG BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF THE APL PARTIES OR ANY OF THEIR AFFILIATES).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CONFIRMED IN THE APL CLOSING CERTIFICATE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE APL PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES; (ii) ANY ESTIMATES OF THE VALUE OF THE APPALACHIAN ASSETS OR FUTURE REVENUES GENERATED BY THE APPALACHIAN ASSETS OR THE APPALACHIAN BUSINESS; (iii) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE APPALACHIAN ASSETS; (iv) THE CONDITION, QUALITY, SUITABILITY OR DESIGN OF THE APPALACHIAN ASSETS OR (v) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE WFSG PARTIES OR THEIR AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE WFSG PARTIES

Except as set forth in the Schedules delivered to the APL Parties by the WFSG Parties, the WFSG Parties represent and warrant to the APL Parties as follows:

5.1         Organization

(a)           WFSG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  WFSG Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business.

(b)           Newco will be formed on the Closing Date immediately prior to Closing solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents.  Prior to the Closing, Newco will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in the Transaction Documents.  Upon such formation, Newco will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business, including ownership of the assets of the Subject Entities and the conduct of their respective businesses.

5.2         Capitalization.

(a)           WFSG is the sole owner of all of the outstanding limited liability company interests of WFSG Sub and all of such limited liability company interests have been duly authorized and validly issued in accordance with applicable Laws and the Governing Documents of WFSG Sub.  Other than such limited liability company interests owned by WFSG, there are no other outstanding equity interests in WFSG Sub.

(b)           Upon its formation on the Closing Date, Newco will issue 100% of its outstanding limited liability company membership interests to WFSG Sub; such limited liability company membership interests will have been duly authorized and validly issued in accordance with applicable Laws and the Initial Newco LLC Agreement; and other than such limited liability company membership interests owned by WFSG Sub, there will be no other outstanding equity interests in Newco.

(c)           Upon its formation on the Closing Date, Newco will not have any subsidiaries, nor will it own any equity interests in or indebtedness of any Person.

5.3         Title to Equity Interests.

(a)           Upon the formation of Newco on the Closing Date, WFSG Sub will have good and valid record and beneficial title to 100% of the outstanding limited liability company membership interests in Newco, free and clear of any Liens, except for Permitted Liens.

(b)           Except for this Agreement, upon the formation of Newco on the Closing Date, there will be no outstanding (i) options, warrants, subscriptions, put or call rights, preemptive rights or other rights to subscribe for or purchase, or any agreements, arrangements or commitments that would obligate Newco to offer, issue, sell, redeem, repurchase, transfer, pledge or encumber any equity interest in Newco, (ii) securities or obligations that are convertible into or exercisable or exchangeable for any equity interest in Newco, (iii) bonds, debentures or other evidence of indebtedness of Newco and (iv) voting trusts, proxies or other agreement or understanding with respect to the voting, registration or disposition of any equity interest in Newco.

(c)           Upon issuance by Newco to APL Sub, the Subject Interests will have been duly authorized and validly issued in accordance with applicable Laws and the LLC Agreement, and be free and clear of all Liens, other than Permitted Liens.

5.4         Authority and Approval; Enforceability.

(a)           Each of the WFSG Parties has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it.  The execution and delivery by each of the WFSG Parties of this Agreement and the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by such WFSG Party have been duly authorized and approved by all requisite limited liability company action on the part of such WFSG Party.  This Agreement and each of the Transaction Documents to which any of the WFSG Parties is a party have been, or when executed will be, duly executed and delivered by such WFSG Party and constitute the valid and legally binding obligation of such WFSG Party, enforceable against such WFSG Party in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)           Upon its formation on the Closing Date, Newco will have full limited liability company power and authority to execute and deliver each Transaction Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it.  The execution and delivery by Newco of each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it will have been duly authorized and approved by all requisite limited liability company action on the part of Newco.  When executed and delivered by Newco, each Transaction Agreement to which it is a party will constitute a valid and legally binding obligation of Newco enforceable against Newco in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.5         No Conflict; Consents.

(a)           This Agreement and the execution, delivery and performance hereof by each of the WFSG Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of either of the WFSG Parties; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the WFSG Parties or any of their subsidiaries; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract or other instrument to which any of the WFSG Parties or any of their subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a WFSG Material Adverse Effect; and

(b)           no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the WFSG Parties or any of their subsidiaries in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) pursuant to the applicable requirements of the HSR Act.

5.6         Taxes.

(a)           (i) Each of the WFSG Parties has filed or caused to be filed all Tax Returns required to be filed by or with respect to Newco on a timely basis (taking into account all extensions of due dates) and has timely paid or caused to be paid in full all Taxes due and payable; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Newco.

(b)           Newco (i) has not been a member of a group that files a single, consolidated U.S. federal income Tax Return nor (ii) has any material liability for the Taxes of any Person (other than the Subject Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract, or otherwise.

(c)           Newco has, at all times since its inception, been treated as a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

5.7         Financing.  WFSG has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable WFSG Sub to capitalize Newco in accordance with Section 2.3, and Newco have, or will have to Closing, sufficient cash, to enable Newco to pay the Cash Purchase Price.

5.8           Brokerage Arrangements.  Except as set forth on Schedule 5.8, WFSG has not entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.  WFSG is solely responsible for the payment of any such commission, brokerage or “finder’s fee” or other fee to any Person listed on Schedule 5.8.

5.9           Litigation.  There is no Proceeding pending or, to the WFSG Parties’ Knowledge, threatened that (a) questions or involves the validity or enforceability of any of the WFSG Parties’ obligations under this Agreement or any of the Transaction Documents to which they are a party or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the WFSG Parties of the transactions contemplated by this Agreement or any of the Transaction Documents to which any WFSG Party is a party or (ii) to impose Liabilities in connection with the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

5.10           Investment Intent.  The WFSG Parties have substantial experience in analyzing and investing in entities such as the Surviving Company and the Subject Entities and is capable of evaluating the merits and risks of its investment in the Surviving Company.  Newco will acquire the Exchanged Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  The WFSG Parties acknowledge that the Exchanged Interests will not be registered under the Securities Act or any applicable state securities law, and that the Exchanged  Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

5.11           Solvency.  Each of the WFSG Parties is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, each of the WFSG Parties will be, Solvent.

5.12           Independent Investigation.  The WFSG Parties have conducted their own independent investigation, review and analysis of the Appalachian Assets, the Appalachian Business and the Subject Entities, which investigation, review and analysis was done by the WFSG Parties and, to the extent the WFSG Parties deemed necessary or appropriate, by their representatives.

5.13           Employment.  Upon its formation on the Closing Date, Newco will not have any current or former employees and will not have sponsored or maintained any Employee Plans.

ARTICLE 6
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1           Operation of the Appalachian Assets and Appalachian Business.

(a)           Except as provided in this Agreement (including the transactions described in Article 2 or required under Section 6.13) or the Transaction Documents or as consented to by the WFSG Parties, during the period from the date of this Agreement through the Closing Date, the APL Parties shall, and shall cause the Subject Entities to:

(i)           conduct the Appalachian Business, or cause it to be conducted, in the usual and ordinary course of business;

(ii)           preserve, maintain and protect the Appalachian Assets in customary repair, order and condition; and

(iii)          communicate regularly with the WFSG Parties and keep the WFSG Parties closely advised of any material developments relating to the Subject Entities, the Appalachian Business or the Appalachian Assets.

(b)           Except as set forth on Schedule 6.1(b), as provided in this Agreement (including the transactions described in Article 2 or required under Section 6.13) or the Transaction Documents or as consented to by the WFSG Parties, during the period from the date of this Agreement through the Closing Date, APL shall not permit Merger Sub or any of the Subject Entities to, nor shall any of the APL Parties or any of their Affiliates (other than the Subject Entities), to the extent such action would adversely affect the Appalachian Assets or the Appalachian Business in a material manner:

(i)           amend its organizational documents;

(ii)           liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)           (A) issue any limited liability company membership interest or other equity security, or effect any change in its capitalization as it exists on the date of this Agreement, (B)  redeem, purchase or otherwise acquire any of its limited liability company interests or other equity securities or (C) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any limited liability company membership interest or other equity security, or grant or issue any restricted securities;

(iv)         declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its limited liability company interests or other equity interests;

(v)           incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other debt securities or grant any option, warrant or right to purchase any thereof or issue any securities convertible or exchangeable for debt securities;

(vi)         make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or applicable Law;

(vii)         make, amend or revoke any material Tax election or Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Subject Entities, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Subject Entities, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the affect of increasing the Tax liability of the Subject Entities for any period ending after the Closing Date or decreasing any Tax attribute of the Subject Entities existing on the Closing Date.

(viii)        enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect;

(ix)           purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $500,000 to the extent such asset, business or equity interest would be owned by any of the Subject Entities, Surviving Company, or Newco following Closing;

(x)           sell, lease or otherwise dispose of any Appalachian Asset owned that individually has a fair market value of in excess of $100,000 (other than sales and dispositions to the extent such assets are replaced);

(xi)          take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of the Appalachian Assets;

(xii)         file any material lawsuit with respect to which any of the Subject Entities or Surviving Company would be party or otherwise relating to the Appalachian Assets or the Appalachian Business;

(xiii)        cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to which any of the Subject Entities or Merger Sub is a party or otherwise relating to the Appalachian Assets or the Appalachian Business other than immaterial rights and claims in the ordinary course of business;

(xiv)        undertake any capital project with respect to the Appalachian Assets or the Appalachian Business in excess of $1,000,000 or make any expenditure outside the ordinary course of business consistent with past practice in excess of such amount, except as required by applicable Law or the terms of any Material Contract and with prior written notice to WFSG;

(xv)        permit any Affiliate (including Atlas America and its Affiliates) to hire any new employees or recall any former employees who, upon such hiring, would become Subject Employees;

(xvi)        increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement with respect to any of the Subject Employees, or any officers, directors or employees of any of the Subject Entities or Merger Sub, except in the ordinary course of business consistent with past practices or as may be required by applicable Law;

(xvii)        make any loan to any Person (other than extensions of credit to customers in the ordinary course of business consistent with past practice);

(xviii)      materially delay payment of any account payable or other material liability of any of the Subject Entities or Merger Sub or, to the extent relating to (A) the Appalachian Assets (other than the ATN Assets) or the Appalachian Business, of APL or any of its subsidiaries or (B) the ATN Assets, of ATN or any of its subsidiaries, beyond its due date;

(xix)        enter into any transactions with Affiliates, except as contemplated by this Agreement;

(xx)         fail to maintain in full force and effect the Insurance Policies;

(xxi)        acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xxii)       take any action that would reasonably be expected to result in any representation and warranty of the APL Parties set forth in this Agreement becoming untrue in any material respect; or

(xxiii)      agree, whether in writing or otherwise, to do any of the foregoing.

6.2         Access to Records; Confidentiality.

(a)           Between the date hereof and the Closing, the APL Parties shall, and shall cause their Affiliates to, give the WFSG Parties and their authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the financial, title, tax, corporate and legal materials and operating data, records and information relating to the Subject Entities, the Appalachian Assets, the Appalachian Business and the businesses and operations of the APL Parties and their Affiliates related thereto, including the work papers used or created by the APL Parties or their representatives in connection with the preparation of the Audited Statement of Assets and Liabilities, and shall furnish to the WFSG Parties such other information as they may reasonably request; provided that, with respect to any such data, records and information that is in electronic form, the APL Parties shall use commercially reasonable efforts to make such data, records and information (including the Records) available to the WFSG Parties in formats that are acceptable to them; and, provided, further, that the WFSG Parties shall not contact clients, customers, suppliers or lenders of the APL Parties or their Affiliates without the prior consent of the APL Parties (which consent shall not be unreasonably withheld or delayed).  The WFSG Parties shall, and shall cause their representatives to, comply fully with all rules, regulations, policies and instructions reasonably issued by the APL Parties or their Affiliates and provided to the WFSG Parties regarding such Person’s actions while upon, entering or leaving any property.  The WFSG Parties shall not, and shall cause their representatives not to, unreasonably interfere with the day-to-day operations of the businesses of the APL Parties and their Affiliates in conducting any due diligence activities.  The APL Parties shall have the right to have a representative present at all times of any inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of the APL Parties or their Affiliates.

(b)           The WFSG Parties shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement, dated October 23, 2008, by and among Atlas Holdings of Delaware LP, APL and Williams Partners GP LLC, a Delaware limited liability company, as amended (the “Confidentiality Agreement”).

6.3         Regulatory Filings; Consents.  The WFSG Parties and the APL Parties shall each use, and shall cause their respective Affiliates to use, all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and the Transaction Documents to which it is a party and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings, including any filings required under the HSR Act, with respect to the transactions contemplated by this Agreement.  To the extent required by the HSR Act, the WFSG Parties and the APL Parties shall each (i) file or cause to be filed, as promptly as practicable but in no event later than the 10th Business Day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by any such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement.  The WFSG Parties and the APL Parties each agree to request, and to cooperate with the other Parties in requesting, early termination of any applicable waiting period under the HSR Act.  The costs of any filing fees required in connection with any HSR filing shall be borne equally between WFSG and APL.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall require the WFSG Parties, the APL Parties or any of their respective Affiliates to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking whether prior to or after the Closing Date, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations.

6.4         Further Assurances.  Upon the request of any of the WFSG Parties or the APL Parties at any time on or after the Closing Date, the other Parties shall, or if requested shall cause its Affiliate to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order in order to effectuate the purposes of this Agreement or any of the Transaction Documents or to vest in any of the Subject Entities all right, title and interest in and to the Appalachian Assets, free an clear of all Liens (except Permitted Liens).

6.5         Publicity.  None of the WFSG Parties nor the APL Parties shall issue any press release or similar public announcement pertaining to this Agreement or the Transaction Documents the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide contemporaneous notice of such press release or public announcement to the other Party; provided, in the case of any press release or public announcement to be issued or made in connection with Closing, the Parties agree to reasonably cooperate in advance of such issuance or announcement.

6.6         Notice of Breach; Amendment of Schedules.  The WFSG Parties and the APL Parties shall each promptly give to the other Parties written notice with particularity upon having Knowledge of any matter that would constitute a breach by such Party of any representation, warranty, agreement or covenant of such Party contained in this Agreement.  The WFSG Parties and the APL Parties each agree that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to modify, supplement or amend promptly such Party’s Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Party’s Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 7 have been fulfilled, a Party’s Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any modification, supplement or amendment thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such modification, supplement or amendment at or prior to the Closing shall be waived and no Party shall be entitled to make a claim thereon under the terms of this Agreement.

6.7         Preparation of Audited Statement of Assets and Liabilities.  APL, at its sole cost and expense, shall cause to be prepared and delivered to WFSG not fewer than seven days prior to the Closing Date, a combined statement of assets acquired and liabilities assumed as of December 31, 2008 for the Subject Entities (the “Audited Statement of Assets and Liabilities”), which Audited Statement of Assets and Liabilities (including notes thereto) (a) shall be prepared in accordance with GAAP and present fairly the consolidated assets and liabilities of the Subject Entities as of such date and (b) shall be audited by the independent registered public accounting firm that audits APL’s financial statements.

6.8         Intercompany Accounts.  At Closing the balances with respect to all intercompany accounts between Merger Sub and each of the Subject Entities, on the one hand, and the APL Parties and their Affiliates (other than Newco, Merger Sub and the Subject Entities), on the other hand, shall be as of the Closing Date zeroed or otherwise extinguished (irrespective of the terms of payment or balances of such intercompany accounts), with obligation on the part of any party to make any payment with respect to any such intercompany accounts.

6.9         Certain Capital Expenditures.  All of the growth capital expenditures relating to the Appalachian Assets set forth on Schedule 6.9 shall have been made by or on behalf of the Subject Entities.

6.10       Transfer of  Certain Required Permits and Material Contracts.  Schedule 6.10 sets forth all of the Required Permits that are not held by the Subject Entities and all of the Material Contracts to which none of the Subject Entities is a party.  Except as set forth on Schedule 6.10, the APL Parties shall cause such Required Permits and such Material Contracts to be transferred or assigned to one or more of the Subject Entities; provided, however, that each of the Parties shall furnish to the other Party such necessary information and provide such reasonable assistance as the other Parties may reasonably request to complete any such transfer or assignment.  If any such Required Permit or Material Contract that is scheduled to be transferred on Schedule 6.10 cannot be so transferred or assigned by the Closing Date, the APL Parties will promptly notify the WFSG Parties.  In such case, the APL Parties shall use commercially reasonable efforts to obtain on behalf of the Subject Entities a reasonably adequate replacement for any such Required Permit or Material Contract that could not be transferred or assigned; provided, however, that the APL Parties shall cooperate in good faith with the WFSG Parties in connection therewith and allow the WFSG Parties to participate in such efforts.  The cost of any filing fees or other costs and expenses owing to any third parties or Governmental Authorities in connection with the transfer or assignment of such Required Permits or Material Contracts or in connection with obtaining replacements thereof unable to so transfer or assign shall be borne by the APL Parties.  The WFSG Parties agree that the condition in Section 7.1(j) shall not apply to any such Required Permit or Material Contract that is not transferred or assigned so long as the APL Parties comply with their obligation under this Section 6.10; provided, however, that such exception shall only apply with respect to the Required Permits or Material Contracts listed on Schedule 6.10 as of the date hereof and shall not apply to any modification, supplement or amendment to such Required Permits or Material Contracts or any additional Required Permits or Material Contracts included in any modification, supplement or amendment of such schedule after the date hereof.

6.11       Employee Matters.

(a)           Effective as of the Closing, WFSG may, in its sole discretion without any obligation to do so, offer, or cause an Affiliate to offer, employment to any of the Subject Employees on terms and conditions of employment that would apply to similarly situated employees of WFSG or such Affiliate that may choose to offer employment to any of the Subject Employees; provided, however, that the terms and conditions of each such offer of employment shall include, (i) an annual salary or hourly wage rate that is not less than the annual salary or hourly wage rate that the Subject Employee was receiving as of March 19, 2009 and, (ii) for two years following the Closing Date, severance benefits for any Subject Employee who is involuntarily terminated from employment without cause as determined under the terms of the severance plan or policy of Williams in effect at the time of such termination of employment (or as if determined under such severance plan or policy in effect at the time of such termination of employment, if such employee is not eligible under such severance plan or policy) and crediting years of service with the APL Parties (as determined from the date of hire under Schedule 4.14(c) hereof) for purposes of determining such severance benefits.  APL and its Affiliates shall not discourage any Subject Employee to whom an offer of employment is made by WFSG or an Affiliate thereof from accepting such offer.  For each Subject Employee who is offered and accepts employment by WFSG or its Affiliate (the “Hired Employees”), except with respect to long-term disability insurance coverage, WFSG shall, or shall cause such Affiliate to, waive (or cause to be waived) any pre-existing condition limitation and eligibility waiting period under any health and welfare plans in which any such Hired Employees are eligible to participate following Closing.  The APL Parties shall bear the full and sole responsibility and liability for providing proper notifications to the Subject Employees and any state or municipal agency or authority as may be required pursuant to the federal Workers' Adjustment and Retraining Notification Act of 1988 ("WARN Act") or any similar state or municipal law that may apply to any employment loss or the closure of work sites that may occur in connection with this transaction.

(b)           Except as otherwise provide by this Agreement, for a period of one year beginning on the Closing Date, WFSG agrees that neither WFSG nor any of its Affiliates will, without the prior written consent of APL, solicit to hire or hire (or cause or seek to cause to leave the employ of APL or any of its Affiliates) any person who is an employee of APL or any of its Affiliates immediately following the Closing Date; provided, however, that (i) the foregoing provision will not prevent WFSG or any of its Affiliates from hiring any such person (x) who has been terminated by APL or any of its Affiliates, (y) who has not been employed by APL or any of its Affiliates during the prior calendar month, or (z) who seeks employment with WFSG or any of its Affiliates as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by WFSG or any of its Affiliates, and (ii) a bona fide public advertisement or general solicitation for employment placed by WFSG or any of its Affiliates and not specifically targeted at employees of APL or any of its Affiliates shall not constitute a solicitation under this Agreement.

(c)           For a period of one year beginning on the Closing Date, APL agrees that neither APL nor any of its Affiliates will, without the prior written consent of WFSG, solicit to hire or hire (or cause or seek to cause to leave the employ of WFSG or any of its Affiliates) any person who is an employee of WFSG, any of its Affiliates or Newco immediately following the Closing Date; provided, however, that (i) the foregoing provision will not prevent APL or any of its Affiliates from hiring any such person (x) who has been terminated by WFSG or any of its Affiliates, (y) who has not been employed by WFSG or any of its Affiliates during the prior calendar month, or (z) who seeks employment with APL or any of its Affiliates as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by APL or any of its Affiliates, and (ii) a bona fide public advertisement or general solicitation for employment placed by APL or any of its Affiliates and not specifically targeted at employees of WFSG, any of its Affiliates or Newco shall not constitute a solicitation under this Agreement.

6.12       Atlas Marks.

(a)           The trademarks, trade names and trade dress of APL, APL Operating, Atlas America, and ATN, the words “Atlas,” “Atlas Pipeline,” and “Atlas Energy,” and derivatives and variations thereof (collectively, the “Atlas Marks”) appear on some of the Appalachian Assets and are used in connection with the Appalachian Business, including on signs at the offices of the members of the Appalachian Group, and on supplies, materials, stationary, brochures, advertising materials, manuals and similar consumable items of the Appalachian Business and owned or used by the members of the Appalachian Group. The WFSG Parties acknowledge and agree that neither they nor Newco have, nor upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, will the WFSG Parties, Newco or the Surviving Company have, any right, title, interest, or license to use the Atlas Marks, any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof; provided, Newco and the Surviving Company may continue to use the Atlas Marks as permitted pursuant to Section 6.12(b).

(b)           From and after the Closing, the WFSG Parties agree that WFSG Sub, as the operating member of Newco, will cause Newco and the Surviving Company to (i) cease to use the name “Atlas Pipeline New York, LLC” or any other name used by APL New York or any derivative or abbreviation thereof in any manner, or any name similar to any of the foregoing names; (ii) cease to use the name “Atlas Pipeline Ohio, LLC” or any other name used by APL Ohio or any derivative or abbreviation thereof in any manner, or any name similar to any of the foregoing names; (iii) cease to use the name “Atlas Pipeline Pennsylvania, LLC” or any other name used by APL Pennsylvania or any derivative or abbreviation thereof in any manner, or any name similar to any of the foregoing names; (iv) cease to use the name “Atlas Pipeline McKean, LLC” or any other name used by APL McKean or any derivative or abbreviation thereof in any manner, or any name similar to any of the foregoing names; (v) cause the Surviving Company to cease using the Atlas Marks in any manner, directly or indirectly; (vi) remove, strike over or otherwise obliterate all Atlas Marks from all assets and all other materials owned, possessed or used by Surviving Company; and (vii) submit notifications of change of name with respect to any permits or licenses of Surviving Company to the extent they use the Atlas Marks, except in each case, for such uses that are not practicable to terminate promptly, in which case WFSG Sub will cause Newco and the Surviving Company to cease such continuing usage as promptly as possible after Closing and in any event within nine months following the Closing Date.  The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 6.12 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.  This covenant shall survive indefinitely without limitation as to time.

6.13       Excluded Assets and Excluded Liabilities.  As of or prior to the Closing Date, APL Operating will cause the Subject Entities to transfer, distribute or otherwise dispose of to APL or any of its Affiliates (other than the Subject Entities or Merger Sub) all of the current assets of the Subject Entities (including all accounts receivable) included on the Audited Statement of Assets and Liabilities that relate to or originated in periods prior to the Closing Date (the “Excluded Assets”) and all of the current liabilities (including all accounts payable) of the Subject Entities included on the Audited Statement of Assets and Liabilities that relate to or originated in periods prior to the Closing Date (the “Excluded Liabilities”).

ARTICLE 7
CONDITIONS TO CLOSING

7.1         Conditions to the Obligation of the WFSG Parties.  The obligations of the WFSG Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the WFSG Parties:

(a)           The representations and warranties of the APL Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or APL Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an APL Material Adverse Effect.  The APL Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  The APL Parties shall have delivered to the WFSG Parties a certificate, dated as of the Closing Date and signed by an authorized officer of the APL General Partner, confirming the foregoing matters set forth in this Section 7.1(a) (the “APL Closing Certificate”).

(b)           The APL Parties shall have delivered to the WFSG Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Sections 3.2, and each such document, certificate or other instrument to which a Person other than an APL Party is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c)           All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(d)           All necessary consents of any Person, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Schedule 4.5(b).  Without limitation of the foregoing, the APL Parties shall have received (i) a fully executed counterpart of the amendment to the APL Credit Facility, which amendment will include all consents required under the APL Credit Facility, (ii) the full release of the Appalachian Assets from any and all Liens under the APL Credit Facility and (iii) the full release of each of the Subject Entities, Merger Sub, and the Surviving Company from all liabilities, obligations and commitments under the APL Credit Facility or any related agreement, in each case, in form and substance reasonably satisfactory to the WFSG Parties, and the APL Parties shall have delivered all documents in connection therewith as the WFSG Parties may reasonably request.

(e)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover Liabilities in connection therewith.

(f)           The board of directors of APL General Partner shall have received an opinion (a copy of which shall have been furnished to the WFSG Parties) from a nationally recognized investment bank, dated as of a date reasonably proximate to the date of this Agreement, and subject to the assumptions, qualifications and matters set forth therein, to the effect that the consideration to be received by APL Sub in exchange for the sale of the Exchanged Interests pursuant to this Agreement constitutes reasonably equivalent value for such Exchanged Interests.

(g)           Each of the Transaction Documents to which neither of the WFSG Parties is a party, each with such terms and provisions as are reasonably acceptable to the WFSG Parties, shall have been duly executed and delivered by each of the parties thereto.

(h)           Each of the transactions contemplated in Sections 2.1(b), 2.2 and 2.4 shall have been consummated.

(i)           The WFSG Parties shall have received a certificate duly executed by the chairman of the ATN Conflicts Committee certifying that such committee has approved the Transaction Documents to which ATN or any subsidiary thereof is a party.

(j)           All of the Required Permits and Material Contracts to be transferred or assigned to the Subject Entities pursuant to Section 6.10 shall have been so transferred or assigned and evidence of each such transfer shall have been provided to the WFSG Parties; provided, this condition shall not apply in the case of any such Required Permit or Material Contract that is not transferred or assigned so long as the APL Parties comply with their obligation under Section 6.10; provided, further, that the exception in the immediately preceding proviso shall only apply with respect to the Required Permits or Material Contracts as listed on Schedule 6.10 as of the date hereof and shall not apply to any modification, supplement or amendment to such Required Permits or Material Contracts or any additional Required Permits or Material Contracts included in any modification, supplement or amendment of such schedule after the date hereof.

(k)           The amount of the Audited Liabilities of the Subject Entities, as set forth Audited Statement of Assets and Liabilities delivered pursuant to Section 6.7, does not exceed the amount of the Unaudited Liabilities of the Subject Entities, as set forth on the Unaudited Statement of Assets and Liabilities, by an amount greater that $5,000,000.

(l)           The Excluded Assets and the Excluded Liabilities have been transferred, distributed or otherwise disposed of by the Subject Entities pursuant to Section 6.13 pursuant to such agreements or other instruments in forms reasonably acceptable to the WFSG Parties.

(m)           Exhibit “F” of each of the Master Gathering Agreements, in the form included with the forms of such Master Gathering Agreements attached as Exhibits C and D hereto, shall have been amended as provided for on each such Exhibit “F” and not otherwise amended, modified or supplemented.

(n)           Since the date of this Agreement, there shall not have occurred an APL Material Adverse Effect.

7.2         Conditions to the Obligation of the APL Parties.  The obligation of the APL Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the APL Parties:

(a)           The representations and warranties of the WFSG Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or WFSG Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except (i) to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a WFSG Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.  The WFSG Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing.  The WFSG Parties shall have delivered to the APL Parties a certificate, dated as of the Closing Date and signed by an authorized officer of the WFSG, confirming the foregoing matters set forth in this Section 7.2(a) (the “WFSG Closing Certificate”).

(b)           The WFSG Parties shall have delivered to the APL Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Sections 3.2 and 3.4 (including causing Newco to pay the Cash Purchase Price and issue the Subject Interest to APL Sub), and each such document, certificate or other instrument to which a Person other than a WFSG Party is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c)           All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(d)           All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.  Without limitation of the foregoing, the APL Parties shall have received (i) a fully executed counterpart of the amendment to the APL Credit Facility, which amendment will include all consents required under the APL Credit Facility, (ii) the full release of the Appalachian Assets from any and all Liens under the APL Credit Facility and (iii) the full release of each of the Subject Entities, Merger Sub and the Surviving Company from all liabilities, obligations and commitments under the APL Credit Facility or any related agreement, in each case, in form and substance reasonably satisfactory to the APL Parties.

(e)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover Liabilities in connection therewith.

(f)           The board of directors of APL General Partner shall have received an opinion from a nationally recognized investment bank, dated as of a date reasonably proximate to the date of this Agreement, and subject to the assumptions, qualifications and matters set forth therein, to the effect that the consideration to be received by APL Sub in exchange for the sale of the Exchanged Interests pursuant to this Agreement constitutes reasonably equivalent value for such Exchanged Interests.

(g)           Each of the Transaction Documents to which none of the APL Parties is a party, each with such terms and provisions as are reasonably acceptable to the APL Parties, shall have been duly executed and delivered by each of the parties thereto.

(h)           WFSG Sub shall have made a Capital Contribution to Newco of $2.295 million, as required pursuant to Section 3.2(a) of the LLC Agreement.

(i)           Each of the transactions contemplated in Sections 2.1(a) and 2.3 shall have been consummated.

(j)           Since the date of this Agreement, there shall not have occurred a WFSG Material Adverse Effect.

ARTICLE 8
TAX MATTERS

8.1         Liability for Taxes.

(a)           The APL Parties jointly and severally shall be liable for, and shall indemnify and hold Newco, the Surviving Company, the Subject Entities, the WFSG Parties and their Affiliates harmless from any Taxes, together with any Liabilities, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by or with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (ii) any Tax Losses (other than Taxes described in clause (i) above) imposed on or incurred by or with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets with respect to periods (or portions thereof) ending on or before the Closing Date, or (iii) attributable to a breach by the APL Parties of any representation, warranty or covenant with respect to Taxes in this Agreement (including Section 4.8).

(b)           Whenever it is necessary for purposes of this Article 8 to determine the amount of any Taxes imposed on or incurred by or with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).

(c)           If any of the WFSG Parties or any of their Affiliates receives a refund of any Taxes that any of the APL Parties or their Affiliates is responsible for hereunder, or if any of the APL Parties or their Affiliates receives a refund of any Taxes that WFSG or any of its Affiliates is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The WFSG Parties and the APL Parties shall, and shall cause their Affiliates to, cooperate in order to take all necessary steps to claim any such refund.

(d)           APL Sub shall control the conduct of any audit of the Subject Entities and any controversy resulting therefrom, while Newco shall control the conduct of any audit of Surviving Company or Newco and any controversy resulting therefrom.  If APL Sub controls the conduct of any audit or controversy, (i) APL Sub shall keep the WFSG Parties reasonably informed of the conduct of such audit or controversy, and consider their suggestions or comments in good faith; (ii) APL Sub shall provide the WFSG Parties with copies of any correspondence with any taxing authority related to such audit or controversy; (iii) the Parties will cooperate with APL Sub as reasonably requested to facilitate such audit or controversy; (iv) APL Sub shall pay all expenses relating to such controversy including accounting, attorney and any other professional fees and (v)  APL Sub shall also pay any Tax or assessment that is a condition precedent to defending or pursuing any Tax controversy.

8.2         Tax Returns.

(a)           With respect to any Tax Return covering a taxable period ending on or before the Closing Date with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets, the APL Parties shall cause such Tax Return to be prepared and to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(b)           Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the Subject Entities, the Appalachian Business or the Appalachian Assets shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing Party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing Party.

(c)           In the event that Newco is required to join in a combined report for state income or franchise tax purposes in a given jurisdiction with WFSG or any of its Affiliates, (i) Newco will pay to WFSG (or such Affiliate as WFSG may designate) an amount equal to the standalone liability which Newco would have been required to pay in such jurisdiction if it had filed a separate return in such jurisdiction and not been permitted or required to join in a combined return; (ii) WFSG will not, and will not permit its Affiliates to, assert that Newco is required to make any larger payment by virtue of such tax; (iii) WFSG will indemnify and hold harmless Newco, APL and its Affiliates against any liability that such jurisdiction may claim is owing by Newco arising out of such combined return; and (iv) the Parties will cause Newco and any Affiliates of WFSG required to join in such return to enter into a tax sharing agreement, in form and substance reasonably acceptable to WFSG and APL, incorporating the foregoing provisions and providing rules for the conduct of audits, responsibilities for deficiencies and rights to refund, and providing for APL to be kept reasonably informed of the conduct of any audit or controversy which could affect Newco’s liability for such taxes.

8.3         Transfer Taxes.  The APL Parties shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”), which Transfer Taxes shall borne on a 50/50 basis by the APL Parties, on the one hand, and the WFSG Parties, on the other hand, except for any Transfer Taxes imposed on the transfer of the ATN Assets from ATN to Newco which shall be borne 100% by the APL Parties.  If required by applicable Law, the WFSG Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties shall, upon request, use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated by this Agreement).

8.4         Allocation of Purchase Price.  The Parties agree that for federal income Tax purposes, because Newco and the Surviving Company initially will be disregarded entities, the exchange of the Exchanged Interests for the issuance of the Subject Interests and payment of the Cash Purchase Price will be treated as a purchase by WFSG Sub from APL Sub of an undivided interest in the assets of the Surviving Company and an undivided interest in the assets of APL Ohio in exchange for payment to APL Sub of the Cash Purchase Price and the WFSG Sub Note, followed by contributions to Newco of the ATN Assets and Newco working capital by WFSG Sub and all of the assets of the Surviving Company and all of the assets of APL Ohio by WFSG Sub and APL Sub as part of the formation of a new partnership under Section 721 of the Code, and the Parties shall cause all income Tax Returns to be prepared in a manner consistent with such treatment.  Within 30 days of the Closing, WFSG Sub will provide APL Sub with a draft allocation of the purchase price (as computed for federal income Tax purposes) among the assets owned (directly and indirectly) by the Surviving Company, prepared in accordance with Section 1060 of the Code.  The Parties will discuss such allocation in good faith to address any comments APL Sub may have regarding such allocation and to resolve any differences.  If the Parties cannot agree on such allocation within 30 days of the provision of such draft allocation to APL Sub, the matter will be referred to an independent appraiser reasonably acceptable to both Parties, with any costs required in connection with such appraisal borne by Newco.

8.5         Survival.  Anything to the contrary in this Agreement notwithstanding, the indemnification provided in this Article 8 shall not be subject to any monetary limitation and representations, warranties, covenants, agreements, rights and obligations of the parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

8.6         Conflict.  In the event of a conflict between the provisions of this Article 8 and any other provisions of this Agreement, the provisions of this Article 8 shall control.

ARTICLE 9
TERMINATION

9.1         Events of Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of the Parties;

(b)           by WFSG or APL, in writing delivered to other Party after September 30, 2009 (the “Termination Date”), if the Closing has not occurred by such date, provided that as of such date the terminating Party is not in default under this Agreement;

(c)           by WFSG or APL, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting Party shall have a period of 20 days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d)           by WFSG or APL, in writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;

(e)           by WFSG, in writing delivered to APL, if any of the conditions set forth in Section 7.1 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by the WFSG Parties;  or

(f)           by APL, in writing delivered to WFSG, if any of the conditions set forth in Section 7.2 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by the APL Parties.

9.2         Effects of Certain Termination.  If either WFSG or APL terminate this Agreement as provided in Section 9.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in Section 6.2(b), Section 6.5, Article 8, this Section 9.2,  Article 10 and Article 12.  Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 9.1(c) or if any Party is otherwise in breach of this Agreement, (i) such breaching Party shall remain liable for its or their obligations under Article 8 and/or Article 10 and (ii) such termination shall not relieve such breaching Party of any liability for fraud or for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE 10
INDEMNIFICATION UPON CLOSING

10.1       Indemnification of the WFSG Parties.  Subject to the limitations set forth in this Agreement, the APL Parties, from and after the Closing Date, shall indemnify, defend and hold the WFSG Parties and their Affiliates and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the WFSG and its Affiliates (the “WFSG Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by any WFSG Indemnified Party, Newco or the Surviving Company as a result of or arising out of (i) any breach of a representation or warranty of the APL Parties in this Agreement, (ii) any breach of any agreement or covenant on the part of the APL Parties made under this Agreement or in connection with the transactions contemplated hereby or (iii) the Excluded Assets, the Excluded Liabilities or the Atlas Marks; provided, that with respect to the indemnification of any WFSG Indemnified Party relating to any Liabilities that are suffered or incurred by Newco or the Surviving Company, the APL Parties shall be obligated to indemnify such WFSG Indemnified Party in proportion to the aggregate ownership interest of WFSG Sub and its Affiliates in Newco at the time such claim for indemnification is made.

10.2       Indemnification of the APL Parties.  Subject to the limitations set forth in this Agreement, the WFSG Parties shall indemnify, defend and hold the APL Parties and their Affiliates and their respective securityholders, directors, officers, and employees (the “APL Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by the APL Indemnified Parties as a result of or arising out of (i) any breach of a representation or warranty of the WFSG Parties in this Agreement or (ii) any breach of any agreement or covenant on the part of the WFSG Parties made under this Agreement or in connection with the transactions contemplated hereby.

10.3       Tax Indemnification; Indemnification of Title Defects.  Except as provided in the last proviso in Section 10.1 regarding the indemnification of any WFSG Indemnified Party relating to any Liabilities that are suffered or incurred by Newco or the Surviving Company, nothing in this Article 10 shall apply to Liabilities with respect to (a) Taxes (including the representations and warranties of the APL Parties under Section 4.8), the Liabilities with respect to which shall be as set forth in Article 8 or (b) the Appalachian Real Property or any Title Defects related thereto (including the representations and warranties of the APL Parties regarding the Appalachian Real Property under Section 4.6(b), 4.6(c), 4.6(d), and as of the Closing, Section 4.6(f), the Liabilities with respect which shall be as set forth in Article 11.

10.4       Survival.  All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any Party; provided that the representations and warranties set forth in Article 4 and Article 5 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall survive until 5:00 pm New York time on the day that is the 15-month anniversary of the Closing Date, at which time such representations and warranties shall terminate and expire, except (a) the representations and warranties that terminate expire pursuant to Section 11.1, the survival period for which shall be governed exclusively by Section 11.1, (b) the representations and warranties of the APL Parties set forth in Section 4.14 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (c) the representations and warranties of the APL Parties set forth in Sections 4.1, 4.2, 4.21 (the “APL Fundamental Representations”) and the indemnification obligations of the APL Parties under clause (iii) of Section 10.1 shall survive indefinitely, (d) the representation and warranties of the APL Parties set forth in Section 4.9 shall survive until the third anniversary of the Closing Date and (e) the representations and warranties of the WFSG Parties set forth in Sections 5.1, 5.2 and 5.8  (the “WFSG Fundamental Representations”) shall survive indefinitely.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 10 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 10 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 10.4, no claim presented in writing for indemnification pursuant to this Article 10 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The indemnification obligations under this Article 10 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the Indemnified Party.  The covenants and agreements entered into pursuant to this Agreement shall terminate and expire as of Closing, unless such covenants and agreements are to be performed after the Closing, in which case such post-Closing covenants and agreements shall survive the Closing until performed.

10.5       Demands.  The Parties agree that upon the discovery by an Indemnified Party hereunder of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnified Party will give prompt notice thereof in writing to the indemnifying Party (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have.  Such notice shall include a formal demand for indemnification under this Agreement.  If the Indemnified Party knowingly failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the Indemnifying Party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the Indemnifying Party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the Indemnifying Party with respect to that Indemnity Claim.

10.6       Right to Contest and Defend.  The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 20 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim.  Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate.  Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief.  If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.  If the Indemnifying Party assumes the defense of an Indemnity Claim, the Indemnifying Party shall not enter into any settlement or discharge of an Indemnity Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, releases the Indemnified Party completely in connection with such Indemnity Claim and does not otherwise adversely affect the Indemnified Party as determined by the Indemnified Party in its sole discretion.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided, that if such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

10.7       Cooperation.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating.  At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Indemnity Claim.

10.8       Right to Participate.  The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

10.9       Limitations on Indemnification.

(a)           To the extent that the WFSG Indemnified Parties are entitled to indemnification for Liabilities pursuant to Section 10.1, the APL Parties shall be liable only for those Liabilities which exceed, in the aggregate, $956,250 (the “Deductible Amount”), and then only to the extent of any such excess; provided that any materiality qualifier to any representation, warranty or covenant subject to indemnification shall be disregarded for purposes of determining whether the Deductible Amount shall have been exceeded.  In no event shall the APL Parties’ aggregate liability to the WFSG Indemnified Parties, Newco and the Surviving Company under Section 10.1 exceed $27,500,000 (the “Ceiling Amount”).  Notwithstanding the foregoing, neither the Deductible Amount nor the Ceiling Amount shall apply to breaches of the APL Fundamental Representations or the APL Parties’ indemnification obligations under clause (iii) of Section 10.1.

(b)           To the extent the APL Indemnified Parties are entitled to indemnification for Liabilities pursuant to Section 10.2, the WFSG Parties shall be liable only for those Liabilities which exceed, in the aggregate, the Deductible Amount, and then only to the extent of any such excess; provided that any materiality qualifier to any representation, warranty or covenant subject to indemnification shall be disregarded for purposes of determining whether the Deductible Amount shall have been exceeded.  In no event shall the WFSG Parties’ aggregate liability to the APL Indemnified Parties under Section 10.2 exceed the Ceiling Amount.  Notwithstanding the foregoing, neither the Deductible Amount nor the Ceiling Amount shall apply to breaches of the WFSG Fundamental Representations.

(c)           In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by (x) all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the Indemnified Party related to the Liabilities, and (y) with respect to indemnification for a breach of the representation in Section 4.23(b) only, the amount of any reduction in the Cash Purchase Price pursuant to Section 2.7(b).

(d)           Additionally, none of the APL Parties or the WFSG Parties will be liable as an indemnitor under this Agreement for any special, punitive, indirect or exemplary damages suffered or incurred by the Indemnified Party or Parties, except to the extent such damages result pursuant to Indemnity Claims.

10.10     Sole Remedy.  Following the Closing, subject to Section 10.10(b), no Party shall have liability under this Agreement, any of the Transaction Documents or the transactions contemplated hereby or thereby except as is provided (a) in Article 8, this Article 10 or Article 11 (other than claims or causes of action arising from fraud or willful misconduct), (b) Section 9.2(c)(iii), Section 9.2(c)(iv) or Section 9.2(c)(v) of the LLC Agreement, (c) the WFSG Sub Note, or (d) in the Transaction Documents.

ARTICLE 11
TITLE DEFECTS

11.1       Title Defect Notices.  On or before the date that is nine months following the Closing Date (the “Title Claim Date”), WFSG must deliver claim notices to APL meeting the requirements of this Section 11.1 (collectively, the “Title Defect Notices,” and individually, a “Title Defect Notice”) setting forth any matters which, in WFSG’s reasonable opinion, constitute Title Defects and which WFSG intends to assert as a Title Defect pursuant to this Article 11.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, WFSG shall be deemed to have waived, and none of the APL Parties shall have liability for, any Title Defect that WFSG fails to assert as a Title Defect by a Title Defect Notice received by APL on or before the Title Claim Date.  The representations and warranties regarding the Appalachian Real Property shall terminate and expire on the Title Claim Date, and following such termination, no claim may be brought against any of the APL Parties with respect to such representations and warranties unless a claim for a Title Defect has been properly brought pursuant to this Article 11 prior to such termination.  To be effective, each Title Defect Notice shall be in writing, and shall include (a) a description of the alleged Title Defect(s), (b) the relevant Appalachian Real Property affected by the Title Defect (each a “Title Defect Property”), (c) the estimated value of each Title Defect Property, (d) supporting documents reasonably necessary for APL to verify the existence of the alleged Title Defect(s), and (e) the amount by which WFSG reasonably believes the estimated value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which WFSG’s belief is based

11.2       Right to Cure.  The APL Parties shall have the right, but not the obligation, to attempt, at their sole cost, to cure at any time prior to 180 days following the Title Claim Date (the “Cure Period”), any Title Defects of which the APL Parties have been advised by WFSG.

11.3       Remedies for Title Defects.  Subject to APL’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, if any Title Defect timely asserted by WFSG in accordance with Section 11.1 is not waived in writing by WFSG or cured on or before 180 days following the Title Claim Date, the APL Parties shall, at their sole option, elect to:

(a)           subject to the Individual Title Defect Threshold, the Aggregate Title Deductible and the Aggregate Title Cap, promptly reimburse the WFSG Parties in an amount determined pursuant to Section 11.5 as being the value of such Title Defect (the “Title Defect Amount”); or

(b)           indemnify the WFSG Parties against all Liabilities resulting from such Title Defect pursuant to an indemnity agreement (the “Title Indemnity Agreement”), in a form mutually acceptable to WFSG and APL.

11.4       Exclusive Remedy.  This Article 11 shall be the sole and exclusive right and remedy of the WFSG Parties with respect to Newco’s and Surviving Company’s failure to have Defensible Title with respect to any of the Appalachian Real Property or the breach of any representation or warranty with respect to the Appalachian Real Property.

11.5       Title Defect Amount.  The Title Defect Amount resulting from a Title Defect shall be the amount by which the value of the affected Title Defect Property is reasonably reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(a)           if WFSG and APL agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b)           if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)           if the Title Defect represents an obligation or Lien upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably estimated potential economic effect of the Title Defect over the life of the Title Defect Property, the values and estimated cost to cure placed upon the Title Defect by WFSG and APL and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect; and

(d)           the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

11.6       Title Deductibles.  Notwithstanding anything to the contrary, (a) in no event shall there be any remedies provided by the APL Parties for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (“Individual Title Defect Threshold”) except for any individual Title Defect Amounts below the Individual Title Defect Threshold that in the aggregate exceed $250,000 (“Aggregate Title Defect Threshold”); and (b) there shall not be any remedies provided by the APL Parties for any Title Defects that exceed the Individual Title Defect Threshold or the Aggregate Title Defect Threshold, as the case may be, unless the sum of all such Title Defect Amounts, in the aggregate, excluding any Title Defects cured by the APL Parties, exceeds $500,000 (the “Aggregate Title Deductible”), after which point, the WFSG Parties shall be entitled to the remedies provided for in Section 11.3 only with respect to such Title Defects in excess of such Aggregate Deductible, and in no event shall the APL Parties’ aggregate liability relating to Title Defects in accordance with this Article 11 exceed $3,500,000 (the “Aggregate Title Cap”).

11.7       Title Dispute Resolution.  WFSG and APL shall attempt to agree on all Title Defects and Title Defect Amounts prior to the date that is thirty (30) days following the Title Claim Date.  If WFSG and APL are unable to agree by such date, the Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 11.7.  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in pipeline right-of-way titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of WFSG and APL within fifteen (15) days after the Title Claim Date, and absent such agreement, by the International Institute for Conflict Prevention and Resolution (“CPR,” and in either case, the “Title Arbitrator”).  The Title Arbitrator shall be someone that is independent of any prior representation of or relationship with WFSG, APL or their respective Affiliates.  The arbitration proceeding shall be held in Pittsburgh, Pennsylvania and shall be conducted in accordance with the CPR Rules and Procedures, to the extent such rules do not conflict with the terms of this Article 11.  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Section 11.7 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  However, the Title Arbitrator may not award the WFSG Parties a greater Title Defect Amount than the Title Defect Amount claimed by WFSG in its applicable Title Defect Notice.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and Title Defect Amounts submitted by either WFSG or APL and may not award damages, interest or penalties to either WFSG or APL with respect to any matter.  APL and WFSG shall each bear their own respective legal fees and other costs of presenting its case.  Each of APL and WFSG shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount is not been previously paid by the APL Parties pursuant to Section 11.3, then within ten (10) days after the Title Arbitrator delivers written notice to WFSG and APL of the Title Arbitrator’s award with respect to a Title Defect Amount, APL shall pay to WFSG the amount, if any, so awarded by the Title Arbitrator to the WFSG Parties.  In the event such payment is ordered by the Title Arbitrator APL may not elect to satisfy such obligation by use of the Title Indemnity Agreement pursuant to Section 11.3.

ARTICLE 12
MISCELLANEOUS

12.1        Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, the APL Parties, on the one hand, and the WFSG Parties, on the other hand, shall each bear responsibility their own expenses incident to this Agreement and all actions taken in preparation for carrying this Agreement into effect.

12.2       Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by the WFSG Parties or the APL Parties to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by facsimile, as follows:

If to any of the APL Parties, addressed to:

Atlas Pipeline Partners, L.P.
West Pointe Corporate Center I
1550 Coraopolis Heights Road, Second Floor
Moon Township, Pennsylvania  15108
Attention:  General Counsel – Lisa Washington
Telephone:     (215) 546-5005
Facsimile:       (412) 262-2820

with a copy to:

Jones Day
717 Texas, Suite 3300
Houston, Texas  77002
Attention:  Jeff Schlegel
Telephone:      (832) 239-3939
Facsimile:        (832) 239-3600

If to WFSG, addressed to:

Williams Field Services Group, LLC
One Williams Center
Tulsa, Oklahoma  74172-0172
Attention:       Assistant General Counsel – Craig Rainey
Facsimile:       (918) 573-4503

with a copy to:

Andrews Kurth LLP
1350 I St., NW
Suite 1100
Washington, DC  20005
Attention:      Bill Cooper
Facsimile:      (202) 974-9537

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.3       Entire Agreement; Amendments and Waivers.

(a)           This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Each Party to this Agreement agrees that no other Party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Transaction Documents.

(b)           No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4       Conflicting Provisions.  This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In the Agreement and the Transaction Documents, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the Transaction Documents, this Agreement shall control.

12.5       Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party without the prior written consent of each other Party.  Except as set forth in Article 8, Sections 10.1 and 10.2 and Article 11, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.6       Governing Law.  This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

12.7       Jurisdiction and Venue.

Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware over any dispute or Proceeding arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute or Proceeding shall be heard and determined in such courts.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or Proceeding.  Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE OR PROCEEDING RELATING TO THIS AGREEMENT.

12.8       Severability.  If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

12.9       Interpretation.  It is expressly agreed by the Parties that neither this Agreement nor any of the Transaction Documents shall be construed against any party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Transaction Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Transaction Documents.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.10     Headings and Schedules.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Schedules and such Exhibits are incorporated in the definition of “Agreement.” Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed.  Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person.  Each matter disclosed in any Schedule (other than Schedules 4.6(a) through 4.6(f)) in a manner that makes its relevance to one or more other Schedules reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule (notwithstanding the presence or absence of any cross reference in any Schedule or the presence or absence of a reference to a Schedule in any representation or warranty).

12.11     Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*  *  *  *  *

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAMS FIELD SERVICES GROUP, LLC

By:	/s/ Alan S. Armstrong
	Name:	Alan S. Armstrong
	Title:	Senior Vice President

WILLIAMS LAUREL MOUNTAIN, LLC

By:	/s/ Alan S. Armstrong
	Name:	Alan S. Armstrong
	Title:	Senior Vice President

Signature Page to Formation and Exchange Agreement

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
	Name:	Eugene N. Dubay
	Title:	President and Chief Executive Officer

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
	Name:	Eugene N. Dubay
	Title:	President and Chief Executive Officer

APL LAUREL MOUNTAIN, LLC

By:	Atlas Pipeline Operating Partnership, L.P., its sole member

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
	Name:	Eugene N. Dubay
	Title:	President and Chief Executive Officer

Signature Page to Formation and Exchange Agreement